                                  SCHEDULE 14A

                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [_]

Check the appropriate box:

[X]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule
   14a-6(e)(2))
[_]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CNBT BANCSHARES, INC.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required
[X]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:
  Common Stock, $1.00 par value per share

(2) Aggregate number of securities to which transaction applies: 5,081,031

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
  $92,000,000 less investment banking fees in connection with transaction, estimated to be approximately $550,000.

(4) Proposed maximum aggregate value of transaction: $91,450,000

(5) Total fee paid: $18,290.00

[_]Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

                             CNBT BANCSHARES, INC.
                            5320 Bellaire Boulevard
                             Bellaire, Texas 77401
                                  713/661-4444

                                                                October   , 2000

Dear Stockholder:

   We cordially invite you to attend a special meeting of stockholders of CNBT Bancshares, Inc. The meeting will be held on Thursday, November 9, 2000, at 3:00 p.m., local time, at the offices of Citizens National Bank of Texas, 5320 Bellaire Boulevard, Bellaire, Texas 77401. We hope that you will be able to attend.

   At the special meeting, you will be asked to adopt a merger agreement that provides for CNBT to be acquired by BOK Financial Corporation. Upon completion of the merger, each outstanding share of our common stock will be converted into the right to receive up to approximately $18.22 in cash.

   Completion of the transaction is subject to certain conditions, including receipt of various regulatory approvals and approval of the merger agreement by the affirmative vote of a majority of the outstanding shares of our common stock.

   The board of directors has carefully considered and has approved the terms and conditions of the merger agreement. The board believes that this transaction is in the best interest of CNBT, its customers, employees, and stockholders and recommends that the stockholders approve the merger agreement. In reaching this conclusion, the board considered, among other things, the opinion of Alex Sheshunoff & Co. Investment Banking that the merger consideration is fair, from a financial point of view, to our stockholders. Details of the proposed transaction and information concerning CNBT and BOK Financial are contained in the enclosed proxy statement. We urge you to read the proxy statement.

   Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. After reading the enclosed proxy statement, kindly sign, date, and promptly return the proxy card or voting instructions in the enclosed self-addressed, postage paid envelope. Submitting the proxy or voting instructions will not preclude you from voting in person at the meeting should you later decide to do so. If you do not vote, it will have the same effect as voting against the transaction.

   Your cooperation in promptly submitting your proxy is greatly appreciated. On behalf of the Board of Directors, we thank you for your cooperation and continued support.

                                          Very truly yours,

   Frank G. Cook                          Ralph Williams
   Chairman of the Board                  President and Chief Executive
                                           Officer

                             CNBT BANCSHARES, INC.
                            5320 Bellaire Boulevard
                             Bellaire, Texas 77401

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                                                October   , 2000

TIME                           3:00 p.m., local time, on Thursday, November 9,
                               2000.

PLACE Citizens National Bank of Texas, 5320 Bellaire Boulevard, Bellaire, Texas 77401

ITEMS OF BUSINESS              1. To consider and vote upon a merger agreement
                                  among CNBT, BOK Financial, and BOKF Merger
                                  Corporation Number Ten, pursuant to which CNBT will become a wholly owned subsidiary of BOK Financial and each outstanding share of CNBT's common stock will be converted into the right to receive up to approximately $18.22 in cash.

                               2. To transact any other business as may
                                  properly come before the special meeting or any adjournment or postponement of the special meeting.

RECORD DATE                    You are entitled to vote if you were a
                               stockholder at the close of business on October
                               10, 2000.

VOTING BY PROXY                Please submit a proxy as soon as possible so
                               that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the merger.
                               For specific instructions, please refer to the Questions and Answers, beginning on page 2 of the proxy statement and the instructions on the proxy card or voting instructions. Additional information regarding matters to be acted on at the special meeting can be found in the accompanying proxy statement.

                                          By order of the Board of Directors

                                          KAY CRONOVER
                                           Secretary

             PLEASE MARK, SIGN, DATE, AND RETURN YOUR PROXY IN THE
                     ENCLOSED ENVELOPE OR SUBMIT YOUR PROXY
                            BY PHONE OR THE INTERNET

                               TABLE OF CONTENTS

Questions and Answers About the Meeting....................................   1
Summary....................................................................   4
Selected Consolidated Financial and Other Information of CNBT Bancshares,
 Inc.......................................................................   6
The Special Meeting........................................................   8
  Place, Time, and Date....................................................   8
  Matters to be Considered.................................................   8
  Record Date; Vote Required...............................................   8
  Beneficial Ownership of CNBT Common Stock................................   8
  Proxies..................................................................   8
The Merger.................................................................  10
  General..................................................................  10
  Background of the Merger.................................................  10
  Our Reasons for the Merger; Recommendation of Your Board of Directors....  12
  The Consideration is Fair According to Alex Sheshunoff & Co. Investment
   Banking, Our Financial Adviser..........................................  13
  You will Receive Cash for Your Shares of CNBT Common Stock...............  17
  A Portion of the Merger Consideration Will Be Held in Escrow for One
   Year....................................................................  17
  Option Holders Will Receive Cash for Options.............................  17
  Procedure for Surrendering Your Certificates.............................  18
  Representations and Warranties Made by CNBT and BOK Financial............  18
  Conditions to the Merger.................................................  18
  Conduct of Business Prior to Completion of the Merger....................  19
  Approvals Needed to Complete the Merger..................................  20
  Waiver and Amendment to the Merger Agreement.............................  20
  Termination of the Merger Agreement......................................  20
  Interests of Directors and Officers in the Merger that are Different from
   Your Interests..........................................................  21
  Delisting and Deregistration of CNBT Common Stock after the Merger.......  22
  You Have Dissenters' Rights of Appraisal.................................  22
  Procedure to Exercise Dissenters' Rights.................................  23
  Federal Income Tax Consequences of the Merger for CNBT Stockholders......  24
  Accounting Treatment of the Merger.......................................  25
  Who Pays for What........................................................  25
Beneficial Ownership of CNBT Common Stock..................................  26
Stockholder Proposals......................................................  27
Other Matters..............................................................  27

Appendix A--Merger Agreement (excluding the exhibits thereto)
Appendix B--Opinion of CNBT's Financial Advisor
Appendix C--Statutory Dissenters' Rights

                                      (i)

                             CNBT BANCSHARES, INC.
                            5320 Bellaire Boulevard
                             Bellaire, Texas 77401

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This Proxy Statement is furnished to the stockholders of CNBT in connection with the solicitation by its board of directors of proxies to be voted at a special meeting of stockholders to be held on Thursday, November 9, 2000, at 3:00 p.m., local time, at 5320 Bellaire Boulevard, Bellaire, Texas 77401, and at any adjournment or postponement thereof. This proxy statement is first being
mailed to stockholders on or about October   , 2000.

                    QUESTIONS AND ANSWERS ABOUT THE MEETING

What is the purpose of the special meeting?

   At the special meeting, stockholders will consider and vote upon a merger agreement among CNBT, BOK Financial, and BOKF Merger Corporation Number Ten, pursuant to which CNBT will become a wholly owned subsidiary of BOK Financial.

Why is CNBT proposing the merger?

   We are proposing the merger because we believe that it is in the best interest of our customers, employees, and stockholders.

What will I receive in the merger?

   Each outstanding share of CNBT common stock will be converted into the right to receive up to approximately $18.22 in cash.

What stockholder approval is needed?

   The affirmative vote of the holders of a majority of the outstanding shares of CNBT's common stock is required to adopt the merger agreement. Each holder of common stock is entitled to one vote per share. As of the record date, our directors and executive officers and their affiliates owned approximately 27.9% of the outstanding shares.

What do I need to do now?

   After carefully reading and considering the information contained in this proxy statement, please respond by completing, signing, and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope, or if available, by submitting your proxy or voting instructions by telephone or through the Internet, as soon as possible so that your shares may be represented at the special meeting.

Why is my vote important?

  . If you fail to respond, it will have the same effect as a vote against the merger.

  . If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

  . If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

   No. If your shares are held in "street name" through a brokerage firm or bank, your broker or bank may not be permitted to exercise voting discretion with respect to the matters to be acted upon. You should instruct your broker to vote your shares, following the directions that your broker provides.

What if I fail to instruct my broker?

   If you fail to give your broker or bank specific instructions, your shares may not be voted on the merger. If your shares are not voted by your broker, this will have the same effect as a vote against the merger.

Can I change my vote after I return my proxy card?

   Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is voted at the special meeting. You can do this in one of three ways.

  . First, you can revoke your proxy.

  . Second, you can submit a new proxy.

  . Third, if you are a holder of record, you can attend the special meeting and vote in person.

   If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the secretary of CNBT before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your broker or bank to change your vote. If you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked. Attendance at the meeting will not by itself revoke a previously granted proxy.

Who is entitled to vote?

   Only stockholders of record at the close of business on the record date, October 10, 2000, are entitled to receive notice of the special meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.

Who can attend the meeting?

   All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in "street name" (that is, through a broker or other nominee) and wish to vote at the special meeting, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Parking is available in our parking lot.

What constitutes a quorum?

   The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 4,941,361 shares of common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

What is the Board of Director's recommendation?

   The board's recommendation is set forth together with the description of each item in this proxy statement. The board recommends a vote for the merger proposal. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Who will bear the cost of soliciting votes for the meeting?

   The cost of soliciting proxies will be paid by CNBT. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of stock held in the name of such nominees. The solicitation of proxies will be by mail, telephone, or otherwise through the officers and regular employees of CNBT and the Bank without special compensation therefor.

Who are the largest owners of our common stock?

   We do not know of a single person or group that is the beneficial owner of more than 5% of the outstanding shares of common stock. Our directors and executive officers, as a group, beneficially owned (including currently exercisable stock options) approximately 27.9% of the shares of common stock. The table on page 26 shows the amount of common stock beneficially owned by our directors, the executive officers, and the directors and executive officers as a group.

Should I send in my stock certificates now?

   No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for the merger consideration. Please do not send in your stock certificates with your proxy.

When do you expect the merger to be completed?

   We are working to complete the merger as quickly as possible. We expect to compete the merger in January 2001.

Who can help answer my questions?

   If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact:

   CNBT Bancshares, Inc.
   5320 Bellaire Boulevard
   Bellaire, Texas 77401
   Attention:
   Telephone: 713-661-4444
   e-mail:

                                    SUMMARY

   This summary highlights selected information from this proxy statement. It does not contain all the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer, including the merger agreement. Each item in this summary refers to the page where the subject is discussed in more detail.

CNBT Stockholders to Receive Up to $18.22 in Cash Per Share of CNBT Common Stock (see page 17).

   When the merger is complete, each stockholder of CNBT will receive up to approximately $18.22 in cash for each share of CNBT common stock held. For example, if you own 100 shares, and do not dissent, you will receive after the merger $1,822.00. Of the total merger consideration, $1,000,000, or approximately $0.20 per share, will be held in escrow for up to one year after completion of the merger as security for CNBT's representations and warranties made in the merger agreement. Therefore upon completion of the merger, CNBT stockholders will initially receive an immediate payment of approximately $18.02 per share. At the end of one year following completion of the merger, if no claims have been made, the escrowed funds (approximately $0.20 per share) will be distributed to CNBT stockholders. If a valid claim is made by BOK Financial, the amount of the second distribution will be reduced by the amount of the claim(s).

The Merger will be Taxable to CNBT's Stockholders (see page 24).

   CNBT stockholders will recognize income for federal, and possibly state and local, taxes on the exchange of their CNBT shares for cash. You will recognize gain or loss equal to the difference between the amount of cash you receive and your tax basis in the CNBT common stock. You should determine the actual tax consequences of the merger to you. They will depend on your specific situation and factors not within our control. You should consult your personal tax advisor for a full understanding of the merger's tax consequences to you.

CNBT's Board of Directors Recommends Stockholder Approval (see page 12).

   Our board of directors believes that the merger is in the best interest of CNBT and its stockholders, customers, and employees and has approved the merger. The board recommends the CNBT's stockholders vote "For" adoption of the merger agreement.

Our Financial Advisor Says the Merger Consideration is Fair, from a Financial Point of View, to CNBT's Stockholders (see page 13).

   Our financial adviser, Alex Sheshunoff & Co. Investment Banking, has given
us its written opinion dated August 28, 2000, and updated as of October   ,
2000, that the cash consideration to be paid to our stockholders is fair, from a financial point of view. A copy of the opinion is attached to this proxy statement as Appendix B. You should read it completely to understand the assumptions made, matters considered, and limitations on the review performed by Sheshunoff in issuing its opinion. We have agreed to pay Sheshunoff a fee equal to 0.60% of the total merger consideration, which is estimated to be approximately $552,000.

You have Dissenters' Rights (see page 22).

   Under Texas law, you have dissenters' rights with respect to your shares of CNBT common stock. If you do not wish to accept the $18.22 per share merger consideration, you can dissent and instead choose to have the fair value of your shares judicially determined and paid to you in cash. However, in order to exercise your rights, you must follow specific procedures.

Various Conditions must be Satisfied for the Merger to Occur (see page 18).

   As more fully discussed in this proxy statement and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived including: receipt of stockholder and regulatory approvals, and the absence of any threatened or pending legal proceeding seeking to stop or prohibit the merger. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

The Merger is Expected to Occur in the First Quarter of 2001 (see page 19).

   The merger agreement provides that the merger cannot be completed prior to January 3, 2001. Subsequent to such date, the merger will only occur after all the conditions to its completion have been satisfied or waived. We anticipate that the merger will occur in the first quarter of 2001.

Financial Interests of CNBT's Officers and Directors in the Merger (see page
21).

   Certain of our executive officers and directors have interests in the merger as individuals in addition to, or different from, their interests as stockholders, such as receiving severance payments, employment agreements, and other benefits.

  . B. Ralph Williams, President Chief Executive Officer and a director of
    CNBT, has agreed to enter into a three-year employment agreement effective upon completion of the merger.

  . Joseph E. Ives, Executive Vice President and a director, Mary Walker,
    Senior Vice President and a director, Randall W. Dobbs, Executive Vice President and a director, Sheila J. Scantlin, President of the Sugar Land Office and an Advisory Director, John M. James, Senior Vice President and an Advisory Director, Robert J. Kramer, President of the Northwest Office and an Advisory Director, and Charles H. Arnold, President of the Westheimer Office and an Advisory Director, are each parties to a severance agreement that provides if he or she is terminated without cause or resigns for good reason within two years following the merger, he or she will be entitled to a cash payment equal to 2.99 times his or her annual salary in effect when his or her employment ends.

  . All unvested stock options will accelerate and fully vest as of the completion of the merger. The options will be exchanged for cash equal to the difference between the merger consideration and the option exercise price. The cash out value of such options, assuming no options are exercised before the merger is completed, is approximately $1,372,072.

  . BOK Financial has agreed to indemnify CNBT's officers and directors for events that occurred before the merger.

   Our board of directors was aware of these interests and considered them in its decision to approve the merger agreement.

             SELECTED CONSOLIDATED FINANCIAL AND OTHER INFORMATION
                            OF CNBT BANCSHARES, INC.

   The following tables set forth selected and historical consolidated financial and other data of CNBT at the dates and for the periods shown. The historical consolidated financial data for the six months ended June 30, 2000 and 1999 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods has been made. Operating results for the six months ended June 30, 2000, are not necessarily indicative of the results that may be expected for any interim period or the entire year ended December 31, 2000. The financial information for the five years ended December 31, 1999, of CNBT is based on, and qualified in its entirety by, the consolidated financial statements of CNBT, including the notes thereto, which have been filed previously with the Securities and Exchange Commission.

Selected Financial Data

   The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of CNBT and the Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in CNBT's Annual Report on Form 10-K for the year ended December 31, 1999, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

                                                                       As of and for the
                                       As of and for the               Six Months Ended
                                    Years Ended December 31,               June 30,
                          -------------------------------------------- -----------------
                            1999     1998     1997     1996     1995     2000     1999
                          -------- -------- -------- -------- -------- -------- --------
                             (In thousands, except per share data)
Income Statement Data:
  Interest income.......  $ 26,793 $ 23,777 $ 19,941 $ 17,372 $ 14,705 $ 14,833 $ 12,850
  Interest Expense......    12,610   11,068    9,075    7,902    6,895    7,373    6,094
                          -------- -------- -------- -------- -------- -------- --------
   Net interest income..    14,183   12,709   10,866    9,470    7,810    7,460    6,756
  Provision for loan
   losses...............       600      612      877      655      200      345      300
                          -------- -------- -------- -------- -------- -------- --------
   Net interest income
    after provision for
    loan losses.........    13,583   12,097    9,989    8,815    7,610    7,115    6,456
  Noninterest income....     2,697    2,862    2,507    2,322    2,053    1,468    1,354
  Noninterest expenses..    10,124    9,352    7,644    6,949    6,108    5,437    4,877
                          -------- -------- -------- -------- -------- -------- --------
   Income before taxes..     6,156    5,607    4,852    4,188    3,555    3,146    2,933
  Provision for income
   taxes................     1,200    1,122    1,154    1,035      683      591      493
                          -------- -------- -------- -------- -------- -------- --------
  Net income ...........  $  4,956 $  4,485 $  3,698 $  3,153 $  2,872 $  2,555 $  2,440
                          ======== ======== ======== ======== ======== ======== ========
Per Share Data:
  Net income, basic
   (1)..................  $   1.01 $   0.89 $   0.89 $   0.81 $   0.74 $   0.52 $   0.50
  Net income, diluted
   (2)(3)...............      1.00     0.88     0.88     0.80     0.73     0.52     0.49
  Book value............      6.07     6.80     6.27     4.60     4.35     6.58     6.33
  Cash dividends........      0.60     0.37     0.40     0.36     0.30     0.22     0.40
  Weighted average
   common shares
   outstanding, basic...     4,912    5,024    4,161    3,886    3,886    4,930    4,911
  Weighted average
   common shares
   outstanding,
   diluted..............     4,974    5,105    4,224    3,941    3,938    4,971    4,973
Balance Sheet Data (4):
  Total assets..........  $411,768 $377,930 $295,606 $258,150 $231,779 $423,820 $391,208
  Securities............   244,331  244,524  169,831  147,505  148,294  233,893  249,186
  Loans.................   139,211  111,360  102,875   91,284   67,875  160,376  120,408
  Allowance for loan
   losses...............     1,327    1,183    1,009      687      484    1,448    1,263
  Total deposits........   346,033  330,917  260,907  238,059  208,749  346,860  340,148
  Total stockholders'
   equity...............    29,870   33,386   31,647   17,871   16,921   32,497   31,097

                                                                As of and for the
                                 As of and for the              Six Months Ended
                             Years Ended December 31,               June 30,
                         -------------------------------------  ------------------
                          1999    1998   1997    1996    1995     2000      1999
                         ------  ------  -----  ------  ------  --------  --------
                          (In thousands, except per share
                                       data)
Performance Ratios:
  Return on average
   assets...............   1.25%   1.33%  1.34%   1.30%   1.34%     1.22%     1.26%
  Return on average
   common equity........  15.74   13.89  16.89   18.43   19.10     16.60     14.82
  Net interest margin...   3.79    4.01   4.22    4.18    3.89      3.79      3.70
  Dividend payout ratio,
   basic................  59.41   41.57  44.94   44.44   40.54     42.31     80.00
  Efficiency ratio (5)..  59.96   61.03  58.31   60.12   63.45     61.03     60.33
Asset Quality Ratios
 (4):
  Nonperforming assets
   to loans and other
   real estate..........   0.92%   0.46%  1.31%   0.57%   0.67%     0.04%     0.41%
  Nonperforming assets
   to total assets......   0.31    0.13   0.46    0.20    0.20      0.14      0.13
  Net charge-offs to
   average loans........   0.37    0.41   0.57    0.55    0.39      0.15      0.19
  Allowance for loan
   losses to total
   loans................   0.95    1.06   0.98    0.75    0.71      0.90      1.05
  Allowance for loan
   losses to
   nonperforming loans
   (6).................. 299.55  261.15  74.80  131.61  105.68
Capital Ratios (4):
  Leverage ratio........   8.52%   9.37% 11.10%   7.27%   7.43%     8.43%     8.27%
  Average stockholders'
   equity to average
   total assets.........   7.96    9.55   7.96    7.05    7.03      7.37      8.48
  Tier 1 risk-based
   capital ratio........  17.59   20.44  21.42   13.87   15.22     16.98     19.81
  Total risk-based
   capital ratio........  18.28   21.20  22.13   14.41   15.68     17.68     20.59

--------
(1) Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Shares have been restated in accordance with FASB 128.

(2) Diluted earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding plus the common stock equivalents computed using the treasury stock method. Shares have been restated in accordance with FASB 128.

(3) Outstanding shares have been adjusted for all periods presented for 10% stock dividends declared in March 1997 and April 1996.

(4) At period end, except net charge-offs to average loans and average stockholders' equity to average total assets.

(5) Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities gains and losses.

(6) Nonperforming loans consist of nonaccrual loans contractually past due 90 days or more.

                              THE SPECIAL MEETING

Place, Time, and Date

   The special meeting is scheduled to be held at 3:00 p.m., local time, on November 9, 2000, at our main office located at 5320 Bellaire Boulevard, Bellaire, Texas 77401.

Matters to be Considered

   At the special meeting, you will be asked to approve a proposal to adopt the merger agreement. You also may consider and vote upon such other matters as are
properly brought before the special meeting. As of October   , 2000, we do not
know of any business that will be presented for consideration at the special meeting other than the adoption of the merger agreement.

Record Date; Vote Required

   Only our stockholders of record at the close of business on October 10, 2000, are entitled to notice of and to vote at the special meeting. As of September 1, 2000, there were 4,941,361 shares of our common stock outstanding and entitled to vote at the special meeting.

   Each outstanding share of our common stock is entitled to cast one vote per share at the special meeting. You may vote in person or by submitting a properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions will be treated as shares present at the special meeting for purposes of determining the presence of a quorum. Broker non-votes will not. A broker non-vote is an unvoted proxy submitted by a broker. Under the rules of the New York Stock Exchange, brokers or members who hold shares in street name for customers who are the beneficial owners of such shares cannot give a proxy to vote these shares with respect to the merger agreement unless they receive specific instructions from their customers.

   The affirmative vote of the holders of at least a majority of the outstanding shares is required for adoption of the merger agreement. As a result, abstentions and broker non-votes will have the effect of a negative vote on the merger agreement.

   Approval of the merger agreement by our stockholders is one of the conditions that must be satisfied to complete the merger. See "The Merger-- Conditions to the Merger."

Beneficial Ownership of CNBT Common Stock

   As of September 1, 2000, our directors and executive officers beneficially owned in the aggregate 1,349,105 shares (excluding stock options), or 27.3% of our outstanding shares of common stock entitled to vote at the special meeting. Our directors have indicated that they intend to vote their shares in favor of the merger.

Proxies

   Shares of our common stock represented by properly executed proxies received prior to or at the special meeting will, unless they have been revoked, be voted at the special meeting in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the adoption of the merger agreement.

   You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the special meeting, regardless of whether you plan to attend the special meeting. You can revoke your proxy at any time before the vote is taken at the special meeting by:

  . submitting written notice of revocation to the Secretary of CNBT;

  . submitting a properly executed proxy of a later date; or

  . voting in person at the special meeting, however simply attending the special meeting without voting will not revoke an earlier proxy.

   Written notice of revocation and other communications about revoking your proxy should be addressed to:

        CNBT Bancshares, Inc.
        5320 Bellaire Boulevard
        Bellaire, Texas 77401
        Attention:Kay Cronover
                   Secretary

   If any other matters are properly presented at the special meeting for consideration, the proxy holders will have discretion to vote on such matters
in accordance with their best judgment. As of September   , 2000, we know of
no such other matters.

   In addition to solicitation by mail, our directors, officers, and employees, who will not receive additional compensation for such services, may solicit proxies from our stockholders, personally or by telephone, telegram, or other forms of communication. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. We will bear our own expenses in connections with the solicitation of proxies for the special meeting.

   YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING FORM OF PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

   YOU SHOULD NOT FORWARD STOCK CERTIFICATES WITH YOUR PROXY CARDS.

                                   THE MERGER

   The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the merger agreement, which is attached hereto as Appendix A and incorporated by reference herein. All stockholders are urged to read the merger agreement as well as the opinion of our financial adviser attached as Appendix B.

General

   As soon as possible after January 3, 2001, after the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated as discussed below, an interim wholly-owned subsidiary of BOK Financial will be merged with and into CNBT in accordance with Texas law, with CNBT surviving as a wholly-owned subsidiary of BOK Financial.

   Upon completion of the merger, our stockholders will be entitled to receive an amount equal to (i) $92,000,000 minus the amount of investment banking fees paid to our financial adviser in connection with the merger, which are estimated to be approximately $550,000, divided by (ii) the number of shares of CNBT common stock outstanding on the effective date of the merger (after exercise of all stock options), and will cease to be stockholders of CNBT. We estimate that our stockholders will be entitled to receive up to approximately $18.22 in consideration for each of their shares of CNBT common stock.

   BOK Financial is a multi-bank holding company that provides a wide range of retail and commercial financial products and services to customers in North Texas, Oklahoma, Northwest Arkansas, and New Mexico through its wholly-owned subsidiaries: Bank of Texas, N.A.; Bank of Oklahoma, N.A.; Bank of Arkansas, N.A.; and Bank of Albuquerque, N.A. BOK Financial's trust company subsidiaries are responsible for $17 billion in assets. TransFund, the company's electronic funds transfer network, has more than 1,000 machines installed in an eight-state area, and provides services for more than 280 financial institutions and more than 1.2 million cardholders. BOK Financial's mortgage companies have offices in Arkansas, Kansas, Missouri, New Mexico, Oklahoma, and Texas. The executive offices of BOK Financial are located at Bank of Oklahoma Tower, P.O. Box 2300, Tulsa, Oklahoma 74192, and their telephone number is 918-588-6000.

   At June 30, 2000, BOK Financial had total assets of approximately $8.8 billion, total deposits of $5.6 billion, and total stockholders' equity of $605.8 million.

   Following the merger and upon obtaining necessary regulatory approvals it is contemplated that in the third quarter of 2001 Citizens National Bank of Texas will be merged with Bank of Texas, N.A. Bank of Texas currently has 13 locations, stretching from Hurst, eastward through Dallas, and north to Sherman. Its most recent expansion came in the summer of 1999, with the acquisitions of Swiss Avenue Bank, Canyon Creek National Bank and Mid-Cities National Bank. Bank of Texas' had total assets of approximately $1.2 billion at June 30, 2000.

Background of the Merger

   As a substantial independent bank holding company located in Houston, Texas, CNBT has, both before and since going public in 1997, from time-to-time received both informal and formal unsolicited inquiries from several large regional financial institutions or their representatives regarding a possible business combination with CNBT or Citizens National Bank of Texas.

   In April 1999, we received an unsolicited formal expression of interest from SouthTrust Corporation in pursuing a possible combination. The offer was $82.5 million in cash, or approximately $16.23 per share. After thorough consideration, however, our board of directors decided to remain independent and advised SouthTrust that in its opinion the offering price was inadequate. CNBT and SouthTrust did not pursue any further discussions. With that one exception, none of the unsolicited inquiries received by CNBT during this time-frame resulted in any meaningful discussions with management regarding a possible business combination, and no formal negotiations were conducted.

   On May 15, 2000, we received an unsolicited formal expression of interest from Whitney National Bank, New Orleans, Louisiana concerning a possible business combination. A special meeting of our board of directors was held on May 17, 2000, to consider the proposal. After discussion of the proposal, a majority of the board voted in favor of pursuing the Whitney proposal. The board also appointed a special committee, chaired by David E. Preng, to retain a financial advisor to assist the board in evaluating the proposal. The other members appointed to the special committee were C. Joe Chapman, Frank G. Cook, and Ralph Williams.

   The special committee met on May 26 and 27 to interview potential financial advisers. Following the presentations, on May 30, 2000, the special committee retained Alex Sheshunoff & Co. Investment Banking as our financial adviser to assist the board in determining whether to sell or remain independent, establishing a reasonable acquisition value for CNBT, evaluating the acquisition market, identifying potential acquirers, and soliciting additional expressions of interest regarding a potential business combination.

   The special committee in consultation with Sheshunoff determined that a limited offering package would be prepared and a selected list of financial institutions would be contacted in order to reach a decision with respect to a business combination on an accelerated timetable.

   Between June 5 and June 9, Sheshunoff solicited expressions of interest on an unnamed basis from 12 financial institutions approved by the special committee that it believed would have an interest in pursuing a business combination. Five of the 12 financial institutions contacted by Sheshunoff, including BOK Financial and Whitney, responded positively to such solicitation. Confidentiality agreements were executed with the five interested financial institutions and additional financial information concerning CNBT was provided to these financial institutions. Between June 8 and June 16, we and Sheshunoff responded to questions and requests for additional information from the interested institutions.

   The interested institutions were requested to submit their proposals by June
17. The special committee met on June 17 with Sheshunoff to review the proposals.

   At its regular meeting on June 20, 2000, our board of directors, considered the expressions of interest received as of that date. At this meeting representatives of Sheshunoff reviewed the history of bank transactions, bank and stock market index performance, financial institutions contacted, estimated sales prices, current bid summaries and analysis, the present value ranges of CNBT common stock, and financial summaries of the potential buyers. Legal counsel advised the board of its fiduciary duty to stockholders in the context of evaluating the terms of the proposed transaction. The board, with the assistance of Sheshunoff, considered the expressions of interest from the five financial institutions, including BOK Financial and Whitney. After evaluating the five proposals, the board of directors determined that offers from two of the five institutions were not financially attractive enough, from a financial perspective, to warrant further consideration. The board invited two of the three remaining financial institutions, BOK Financial and Whitney, to visit Houston to conduct onsite due diligence reviews of CNBT. In addition, depending on the results and continuing negotiations with BOK Financial and Whitney and timing, the board deferred a decision to invite the third financial institution, Southwest Bancorporation of Texas, to conduct a due diligence review until a later date.

   Representatives of BOK Financial were in our offices during the week of July 10, 2000, to perform their due diligence review. Representatives of Whitney National Bank were in our offices during the week of July 17, 2000, to conduct their due diligence review.

   A special meeting of the board of directors was held on July 27, 2000. At the meeting representatives of Sheshunoff made a presentation that included a review and discussion of the financial institutions contacted and their initial responses, original bid summaries, and current bid summaries of BOK Financial, Whitney, and Southwest. Financial summaries of BOK Financial and Whitney were also reviewed. The board discussed the pending offers and the issues pertaining to the BOK Financial offer and due diligence review. Sheshunoff also advised the board that it had received inquiries from two additional financial institutions. Following discussion, the board made the following decisions: (1) to advise Southwest that its offer was not satisfactory from a financial point of view, (2) to invite one of the new financial institutions to submit a proposal if it was interested, and (3) to continue negotiations with BOK Financial concerning its offer.

   Between July 24, 2000 and August 9, 2000, the members of the special committee and Sheshunoff were in contact on a daily basis and we and Sheshunoff continued discussions with BOK Financial, Whitney, and Southwest concerning the terms of their proposals.

   The special committee held meetings by telephone conference on August 4 and 9, 2000, with representatives of Sheshunoff. The committee reviewed and discussed the offers presented by Whitney and BOK Financial and the status of discussions with Southwest and the two other new financial institutions. Strategies were established to pursue negotiations with BOK Financial and discussions with Southwest.

   On August 10, 2000, Ralph Williams and C. Fred Ball, Jr., President of Bank of Texas, met in Houston to discuss the principal terms of a transaction with BOK Financial. Mr. Williams and Mr. Ball agreed in principle on the principal terms of a merger, subject to approval of each company's board of directors and negotiation of definitive agreements.

   On August 11, 2000, BOK Financial delivered a letter of intent to CNBT setting forth the proposed terms of the transaction that generally provided for an aggregate acquisition value of approximately $91,400,000, $18.22 per share, or 2.77 times net book value.

   The special committee held a meeting by telephone conference on August 11, 2000, to review the terms of the BOK letter of intent and the current status of discussions with Southwest. A strategy was established to have Sheshunoff discuss certain issues with BOK Financial including the payment of dividends by CNBT prior to completion of the merger and the treatment of stock options. Sheshunoff contacted BOK Financial concerning these matters on August 11, 2000, and received a satisfactory response on each issue.

   Our board of directors held a special meeting on August 11, 2000, which was attended by a representative of Sheshunoff, to consider the BOK Financial proposal. Following a review and discussion of the BOK Financial proposal and the current status of discussions with Southwest, the board of directors determined that BOK Financial's offer was the most attractive to CNBT and its stockholders, customers, and employees and approved the terms of the letter of intent with BOK Financial and authorized its execution by the appropriate officers of CNBT. This determination was based principally on the economics of the proposed transaction, the opinion of Sheshunoff as to the fairness, from a financial point of view, of the merger consideration to be received by the stockholders of CNBT in the transaction, the cultural fit between the two organizations, and Bank of Texas' reputation as a community-oriented financial institution. Discussions with Whitney and Southwest ceased, and CNBT and BOK Financial began to negotiate a merger agreement.

   Between August 12 and August 18, 2000, representatives of BOK Financial and CNBT engaged in discussions and negotiations with respect to the terms and conditions of the merger agreement. During negotiations, certain issues, including issues relating to the treatment of employee stock options and employee issues, were resolved to the satisfaction of both parties. The terms of the merger agreement were finalized, and the agreement was executed by the parties, on August 18, 2000. The board of directors of BOK Financial ratified
the merger agreement on            , 2000.

Our Reasons for the Merger; Recommendation of Your Board of Directors

   Our board of directors believes that the terms of the merger agreement, which are the product of arm's length negotiations between representatives of CNBT and BOK Financial, are in the best interests of CNBT and our stockholders, customers, and employees. As previously noted, our board of directors deliberated and approved the merger at a special meeting held on August 11, 2000. In reaching its decision to approve and adopt the merger agreement, the board consulted with management and financial and legal advisors, and considered a number of factors. In the course of its deliberations with respect to the merger, the board discussed the anticipated impact of the merger on the Bank, our stockholders, customers, and employees. In the course of reaching its determination, our board of directors considered the following factors:

  . the merger consideration to be paid to our stockholders in relation to the market value, book value, earnings per share, and dividend rates of our common stock,

  . information concerning our financial condition, results of operation, capital levels, asset quality, and prospects,

  . the process conducted by Sheshunoff in exploring and determining the potential value that could be realized by CNBT in a business transaction,

  . current and prospective industry and economic conditions facing the financial services industry generally, and CNBT in particular, including continuing consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency, remaining competitive, and capitalizing on technological developments,

  . the impact of the merger on our customers, employees, and the community served by us through expanded commercial, retail, and consumer banking products and services,

  . the presentations by Sheshunoff to the board on June 20 and July 27, 2000, and the opinion of Sheshunoff as to the fairness of the merger consideration from a financial point of view to our stockholders,

  . the belief of the board that alternatives to the merger were not likely to result in greater value for CNBT's stockholders than the value to be realized in the merger,

  . the general structure of the transaction and the compatibility of management and business philosophy,

  . the greater resources and product offerings that BOK Financial will have after the merger than CNBT currently has,

  . the financial condition of BOK Financial, and

  . the ability of BOK Financial after the merger to compete in relevant banking and non-banking markets.

   In making its determination, our board of directors did not attribute any relative or specific weights to the factors that it considered.

   Our board of directors believes that the merger is in the best interest of CNBT and our stockholders, customers, and employees. The board of directors recommends that you vote for the adoption of the merger agreement.

The Consideration is Fair According to Alex Sheshunoff & Co. Investment Banking, Our Financial Advisor

   CNBT retained Sheshunoff to provide its opinion of the fairness from a financial viewpoint, of the merger consideration to be received by the stockholders of CNBT in connection with the merger with BOK Financial. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate, and other purposes. The board of directors of CNBT retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. No limitations were placed on Sheshunoff by CNBT with respect to the scope of its investigation, procedures followed by Sheshunoff in delivering its opinion, or otherwise.

   On July 27, 2000, Sheshunoff rendered its oral opinion that, as of such date, the merger consideration was fair, from a financial point of view, to the stockholders of CNBT. Sheshunoff rendered its written fairness opinion as of August 28, 2000.

   The full text of the fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix B to this proxy statement. You are urged to read Sheshunoff's fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of CNBT, and does not constitute a recommendation to any stockholder of CNBT as to how such stockholder should vote at the special shareholder meeting of CNBT.

   In connection with the fairness opinion, Sheshunoff:

  .  reviewed the merger agreement;

  . evaluated CNBT's consolidated results based upon a review of its annual financial statements for the three-year period ending December 31, 1999 and the year-to-date period ending June 30, 2000;

  . reviewed the Annual Report on Form 10-K for the period ending December 31, 1999 and the Quarterly Report on Form 10-Q for the period ending June 30, 2000 for CNBT;

  .  reviewed Call Report information as of June 30, 2000 for CNBT;

  . conducted conversations with executive management regarding recent and projected financial performance of CNBT;

  . compared CNBT's recent operating results with those of certain other banks in Texas that have recently been acquired;

  . compared CNBT's recent operating results with those of certain other banks located in the United States that have recently been acquired;

  . compared the pricing multiples for CNBT in the merger to those of certain other banks in Texas that have recently been acquired;

  . compared the pricing multiples for CNBT in the merger to those of certain other banks located in the United States that have recently been acquired;

  . analyzed the net present value of the after-tax cash flows CNBT could produce through the year 2004, based on assumptions provided by management;

  .  reviewed the recent stock price and trading volume of CNBT; and

  .  performed such other analyses as it deemed appropriate.

   In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available. Sheshunoff did not assume any responsibility for independent verification of such information. Sheshunoff assumed that internal confidential financial projections provided by CNBT were reasonably prepared reflecting the best currently available estimates and judgments of the future financial performance of CNBT and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of CNBT nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of CNBT. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowance is, in the aggregate, adequate to cover such losses.

   With respect to BOK Financial, Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of BOK Financial, was not furnished with any evaluations or appraisals, and did not review any individual loan files of BOK Financial.

   Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of August 28, 2000.

   In connection with delivering its opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of fairness, from a financial point of view, of the merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of CNBT.

   In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business, and economic conditions and other matters, many of which are beyond the control of CNBT. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses, nor are they appraisals. In addition, Sheshunoff's analyses should not be viewed as determinative of the opinion of the board of directors or the management of CNBT with respect to the value of CNBT.

   The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The following discussion contains financial information concerning CNBT as of June 30, 2000, and market information as of August 28, 2000.

   Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations in Texas and in the United States with comparable characteristics to the merger. Two sets of comparable transactions were analyzed to ensure a thorough comparison.

   The first set of comparable transactions consisted of a group of transactions in Texas for which pricing data were available. These comparable transactions consisted of four mergers and acquisitions of banks with assets between $300 million and $600 million that were announced between January 1, 1999 and August 28, 2000. The analysis yielded multiples of the purchase prices in these transactions relative to:

  1. Book value ranging from 1.8 times to 3.8 times with an average of 2.5 times and a median of 2.2 times (compared with the multiples implied in the merger of 2.8 times June 30, 2000 book value for CNBT);

  2. Last twelve months earnings ranging from 18.0 times to 20.9 times with an average of 19.8 times and a median of 20.2 times (compared with the multiples implied in the merger of 18.0 times last twelve months earnings as of June 30, 2000 for CNBT);

  3. Total assets ranging between 12.7% and 28.3% with an average of 19.0% and a median of 17.5% (compared with the multiples implied in the merger of 21.6% of June 30, 2000 total assets for CNBT); and

  4. Total deposits ranging from 14.3% to 32.5% with an average of 21.3% and a median of 19.3% (compared with the multiples implied in the merger of 26.4% of deposits as of June 30, 2000 for CNBT).

   The second set of comparable transactions consisted of a group of banks in the United States with profitability, asset size and characteristics similar to CNBT that were purchased for cash and for which pricing data were available. These comparable transactions consisted of seven mergers and acquisitions of banks in the

United States with total assets between $300 million and $600 million that were announced between January 1, 1999 and August 28, 2000. The analysis yielded multiples of the purchase prices in these transactions relative to:

  1. Book value ranging from 1.8 times to 3.8 times with an average of 2.4 times and a median of 2.1 times (compared with the multiples implied in the merger of 2.8 times June 30, 2000 book value for CNBT);

  2. Last twelve months earnings ranging from 17.0 times to 21.9 times with an average of 19.7 times and a median of 19.9 times (compared with the multiples implied in the merger of 18.0 times last twelve months earnings as of June 30, 2000 for CNBT);

  3. Total assets ranging between 11.8% and 28.3% with an average of 18.5% and a median of 17.2% (compared with the multiples implied in the merger of 21.6% of June 30, 2000 total assets for CNBT); and

  4. Total deposits ranging from 13.4% to 32.5% with an average of 21.2% and a median of 18.9% (compared with the multiples implied in the merger of 26.4% of deposits as of June 30, 2000 for CNBT).

   Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that CNBT could produce through the year 2004, under various circumstances, assuming that it performed in accordance with the earnings/return projections provided by management.

   Sheshunoff estimated terminal values for CNBT at the end of 2004 by multiplying the final period projected earnings by multiples of earnings ranging from 10 times to 14 times. Sheshunoff discounted the annual cash flow streams (defined as the earnings in excess of the amount required to maintain a 7.0% equity to asset ratio) and the terminal values using discount rates ranging from 13% to 15%. The range of discount rates was chosen to reflect different assumptions regarding the required rates of return of CNBT and the inherent risk surrounding the underlying cash flow projections. This discounted cash flow analysis indicated a range of values per diluted share of $10.55 to $14.62, compared to the value per diluted share of the merger consideration to CNBT shareholders of $18.22 as of August 28, 2000.

   The discounted cash flow analysis used by Sheshunoff is a widely-used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis does not purport to be indicative of the actual or expected values of CNBT common stock.

   Analysis of CNBT Trading Price. Sheshunoff compared the average trading range and volume for the common shares of CNBT prior to its receipt of an unsolicited offer in April 2000 with the merger consideration to be received in the merger. For the period from January 3, 2000 through April 6, 2000, the average trading price for CNBT common shares was $10.36 and the daily average trading volume was 5,084 shares. The per diluted share merger consideration of $18.22 represents a 76.0 percent premium to the average trading price of CNBT common shares for the aforementioned period. As of August 28, 2000, after the public announcement of the merger, the per diluted share merger consideration represented a 5.3 percent premium to the closing price for CNBT common shares of $17.3125 on August 25, 2000.

   For the purposes of the per share analyses in this and the preceding section, Sheshunoff assumed options outstanding were accounted for under the treasury method.

   No company or transaction used in the comparable company and comparable transaction analyses is identical to CNBT, BOK Financial, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CNBT and BOK Financial and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

   Pursuant to an engagement letter dated May 31, 2000 between CNBT and Sheshunoff, CNBT agreed to pay Sheshunoff a transaction fee of 0.60 percent of the merger consideration to be received by CNBT as a result of the merger. In addition, Sheshunoff will be reimbursed for its reasonable out-of-pocket expenses including those of its attorneys if necessary. CNBT also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

   The fairness opinion is directed only to the question of whether the merger consideration is fair from a financial perspective and does not constitute a recommendation to any CNBT shareholder to vote in favor of the merger.

   Based on the results of the various analyses described above, Sheshunoff concluded that the merger consideration to be received by CNBT stockholders pursuant to the merger is fair from a financial point of view.

You will Receive Cash for Your Shares of CNBT Common Stock

   Upon completion of the merger, each outstanding share of our common stock (other than shares as to which dissenters' rights have been asserted and perfected in accordance with Texas law and other than treasury shares held by
us) will be converted into and represent the right to receive up to approximately $18.22 in cash, representing the merger consideration. The aggregate amount of the merger consideration to be paid in connection with the merger will be equal to $92,000,000, less (i) any dividends paid in excess of $0.12 per calendar quarter and a special dividend of $0.07, subsequent to August 1, 2000, and (ii) the amount to be paid to CNBT's financial advisor, Sheshunoff, for rendering the fairness opinion, which is estimated to be approximately $552,000. The aggregate amount of merger consideration will be divided by the number of shares of CNBT common stock outstanding as of the effective time of the merger (and after exercise of all stock options). There are currently 4,941,361 shares of CNBT common stock issued and outstanding and outstanding stock options representing the right to acquire an aggregate of 139,670 shares.

A Portion of the Merger Consideration Will Be Held in Escrow for One Year

   $1,000,000 of the merger consideration (approximately $0.20 per share of CNBT common stock) will be held in escrow for a period of one year following completion of the merger as security for CNBT's representations and warranties contained in the merger agreement. Consequently, CNBT stockholders will initially receive a payment of approximately $18.02 per share upon completion of the merger. At the end of one year following completion of the merger, if no claims are made by BOK Financial against the escrowed funds, CNBT stockholders will receive an additional payment of approximately $0.20 per share. If a valid claim is made by BOK Financial against the escrowed funds, the second payment to CNBT stockholders will be reduced by the amount of the claim.

   The escrowed funds will be placed in an interest bearing bank account pending their distribution.

Option Holders Will Receive Cash for Options

   Each person who has an option to purchase CNBT common stock that has not been exercised, must exercise such option immediately prior to the consummation of the merger. Upon the exercise of such stock option, such option holder will be required to pay CNBT the purchase price per share specified in the option, but such amount will be deducted from or "netted out" of the amount of merger consideration to be been paid to such option holder. Such shares will be deemed issued and outstanding immediately prior to the consummation of the merger.

Procedure for Surrendering your Certificates

   At least 20 days prior to the effective date of the merger, Bank of New York, acting as the exchange agent for BOK Financial, will mail to all holders of record of our common stock a letter of transmittal, together with instructions for the exchange of your common stock certificates for cash. Until exchanged, each certificate representing our common stock outstanding immediately prior to the completion of the merger will be deemed for all purposes the right to receive the merger consideration, consisting of cash in the amount of up to approximately $18.22 per share, into which each such share is to be converted. YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES OF CNBT COMMON STOCK UNTIL YOU RECEIVE FURTHER INSTRUCTIONS. DO NOT RETURN THEM WITH YOUR PROXY CARD.

Representations and Warranties Made by CNBT and BOK Financial

   The merger agreement contains representations and warranties of CNBT, BOK Financial, and its subsidiary that are customary in merger transactions, including, among others, representations and warranties concerning:

  . the organization and capitalization of CNBT and BOK Financial and our respective subsidiaries;

  . the due authorization, execution, delivery, and enforceability of the merger agreement;

  . the consents or approvals required, and the lack of conflicts or violations under applicable articles of incorporation, bylaws, instruments, and laws, with respect to the transactions contemplated by the merger agreement;

  .  the absence of material adverse changes;

  . the documents filed by the parties with the SEC and other regulatory agencies;

  . the absence of material, legal, or other governmental procedures pending;

  . the conduct of business in the ordinary course and absence of certain changes; and

  .  the financial statements of the respective parties.

   We also made certain additional representations and warranties, including, among others, regarding environmental matters, the adequacy of insurance coverage, taxes, employee benefit plans, certain contracts, properties, real property, the accuracy of the information in this proxy statement, employment of brokers or finders, compliance with laws, that loans made were made in the ordinary course of business, and the absence of any losses by reason of our guarantee of certain credit card accounts. BOK Financial has also represented that it will have the funds necessary to pay the amounts required of it under the merger agreement. The representations and warranties of CNBT and BOK Financial are qualified by certain materiality provisions. The representations and warranties of CNBT will survive beyond the completion of the merger, however, (1) if the merger agreement is terminated without consummation of the merger, there will be no liability on the part of either CNBT or BOK Financial, except that no party will be relieved from any liability arising out of a willful breach of any covenant, undertaking, representation or warranty in the merger agreement and (2) CNBT's and its stockholders' liability for any breach of a representation or warranty is limited to the $1,000,000 escrow fund retained from the merger consideration.

Conditions to the Merger

   The respective obligations of CNBT and BOK Financial to consummate the merger are subject to the satisfaction or waiver of the following conditions specified in the merger agreement:

  .  the receipt of all necessary governmental and regulatory approvals;

  . approval of the merger agreement by the requisite vote of CNBT's stockholders and the board of directors of BOK Financial;

  . the compliance with or satisfaction in all material respects of all representations, warranties, covenants, and conditions set forth in the merger agreement;

  . the absence of any order, decree or injunction, or any proceeding initiated or threatened by a governmental entity seeking an order, decree or injunction, enjoining or prohibiting consummation of the merger or the other transactions contemplated by the merger agreement;

  .  the receipt of certain documents and certificates; and

  .  the amendment of CNBT's employee severance agreements.

   There can be no assurance that the conditions to consummation of the merger will be satisfied or waived. The merger will become effective when articles of merger are filed with the Secretary of State of the State of Texas or at such later time as may be agreed to by BOK Financial and CNBT and indicated in the articles of merger. The merger agreement provides that the merger cannot be completed prior to January 3, 2001. It is currently anticipated that the effective time of the merger will occur at the beginning of the first quarter of 2001.

Conduct of Business Prior to the Completion of the Merger

   Under the terms of the merger agreement, we will conduct our businesses and engage in transactions only in the ordinary course and consistent with past practice or to the extent otherwise contemplated under the merger agreement, except with the prior written consent of BOK Financial. We also will:

  . preserve our business organization and that of Citizens National Bank of Texas intact,

  . keep available to CNBT and BOK Financial the present services of our employees and those of Citizens National Bank of Texas, and

  . preserve for CNBT and BOK Financial the goodwill of our customers and those of Citizens National Bank of Texas and others with whom business relationships exist.

   We also agreed, among other things, that, except as contemplated by the merger agreement or unless BOK Financial provides its consent, we will not, and will cause Citizens National Bank of Texas not to,

  . pay, after August 1, 2000, any dividends to our stockholders except for two regular quarterly dividends of up to $0.12 per share, and one additional cash dividend of up to $0.07 per share provided, however, that we will not pay any dividend that would cause Citizens National Bank of Texas to no longer be "well capitalized" under applicable federal adequacy guidelines;

  . issue any shares of our capital stock other than pursuant to the exercise of existing CNBT stock options, repurchase our common stock, or effect any change in our capitalization;

  . amend our articles of incorporation, bylaws, or similar organizational documents;

  . increase the compensation of any of our directors, officers, or employees, or pay bonuses other than in the usual and ordinary course of business;

  . create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness;

  .  incur a lien on any of our real or personal property;

  . extend any credit, loan, or guarantee, in excess of $500,000 per transaction to any new customer, or in excess of $1,000,000 to any existing customer;

  .  enter into or assume any material contract or obligation;

  . enter into any transaction not in the ordinary course of business, any agreement or arrangement relating to the borrowing of money by us except certain borrowings used in the ordinary course of business and consistent with past practice, any agreement or arrangement relating to employment or consultancy or any amendment of such agreements, or any agreement with a labor union;

  . make any substantial renovation of any of our properties or enter into any lease or agreement involving a substantial obligation; and

  . pay more that $75,000.00 in the aggregate for consideration of certain employees entering into retention agreements.

   In addition, we have agreed not to solicit, initiate, or encourage inquiries or proposals from, third parties concerning any merger, acquisition, or sale of all or substantially all of our assets or equity interests of CNBT. We are required to notify BOK Financial immediately if we receive any such inquires or proposals. However, we are permitted to furnish information to or engage in discussions or negotiations with third parties if, after having consulted with our counsel, we determine that the failure to do so may cause our board of directors to breach its fiduciary duties.

Approvals Needed to Complete the Merger

   In addition to the approval of the merger agreement by our stockholders, approval of the Federal Reserve Board and the Office of the Comptroller of the Currency (the OCC) is required in order to consummate the merger. There can be no assurances that these approvals will be received in a timely manner, in which event the consummation of the merger may be delayed. In the event the merger is not consummated on or before January 30, 2001, the merger agreement may be terminated by us. We can give you no assurance as to the receipt or timing of such approvals.

Waiver and Amendment of the Merger Agreement

   Prior to the completion of the merger, BOK Financial and CNBT may extend the time for performance of any obligations under the merger agreement, waive any inaccuracies in the representations and warranties contained in the merger agreement, and waive compliance with any covenant, agreement or, to the extent permitted by law, any condition of the merger agreement. However, after our stockholders have adopted the merger agreement, no waiver can modify the amount or form of consideration to be provided to our stockholders or otherwise materially adversely affect our stockholders without the approval of the affected stockholders.

   The merger agreement may be amended or supplemented at any time by mutual agreement of BOK Financial and CNBT, provided that any such amendment or supplement after our stockholders have adopted the merger agreement is subject to the same condition in the last sentence of the preceding paragraph.

Termination of the Merger Agreement

   The merger agreement may be terminated prior to the time the merger is completed by:

  . the mutual written consent of the respective Board of Directors of CNBT and BOK Financial; or

  .  by CNBT and BOK Financial if:

    . the conditions of the merger are not satisfied by the other party, including, if CNBT's stockholders do not approve the merger agreement, unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform its obligations under the merger agreement; or

    . the merger is not completed by January 30, 2001, unless the failure of such occurrence is due to a breach by the party seeking to terminate; and

  . by CNBT if it receives an offer from a third party with respect to a proposal for an acquisition, and the board of directors of CNBT determines, in good faith and after consultation with a financial advisor, that such proposal is superior, and CNBT has given BOK Financial two days written notice of its intentions to terminate the merger agreement.

   In the event that the merger agreement is terminated, the merger agreement will become void and have no effect, and there shall be no liability on the part of either CNBT or BOK Financial or their officers and directors, except that:

  . certain provisions regarding confidential information and expenses shall survive and remain in full force and effect;

  . a breaching party will not be relieved of liability or damages for any willful breach giving rise to such termination;

  . if CNBT terminates the merger agreement because its board of directors has resolved to accept a proposal to acquire CNBT that is superior to the merger consideration proposed to be paid by BOK Financial or BOK Financial terminates the merger agreement because of CNBT's failure to perform its obligations under the merger agreement, CNBT agrees to pay BOK Financial the sum of $5,000,000; and

  . if CNBT terminates the merger agreement because of BOK Financial's failure to perform its obligations under the merger agreement, BOK Financial agrees to pay CNBT the sum of $5,000,000.

Interests of Directors and Officers in the Merger that are Different from your Interests

   Some members of CNBT's management and CNBT's Board of Directors may have interests in the merger that are in addition to or different from the interests of stockholders. The CNBT's board of directors was aware of these interests and considered them in approving the merger agreement.

   CNBT Stock Options. As of September 1, 2000, there were an aggregate of 139,670 options to purchase our common stock outstanding. Of these stock options, 44,830 are currently exercisable. The remaining CNBT options for 94,840 shares will become fully vested and exercisable as of the date the merger is completed. Unexercised options to purchase shares of CNBT common stock will be exercised immediately prior to the consummation of the merger and will be entitled to the merger consideration (minus or net of any unpaid exercise price). See "Beneficial Ownership of CNBT Common Stock" for the amount of stock options held by our directors and certain executive officers.

   Severance Agreements. Under the terms of severance agreements amended pursuant to the merger agreement, if Randall W. Dobbs, and Joseph E. Ives, Executive Vice Presidents and directors of CNBT, Mary A. Walker, Senior Vice President and a director of CNBT, Sheila J. Scantlin, President of the Sugar Land Office and an Advisory Director, John M. James, Senior Vice President and an Advisory Director, Robert J. Kramer, President of the Northwest Office and an Advisory Director, or Charles H. Arnold, President of the Westheimer Office and Advisory Director, decide to terminate employment for good reason with Citizens National Bank of Texas within two years after the merger is completed, they will receive a lump sum from Citizens National Bank of Texas equal to 2.99 times their then current yearly salary. Likewise, if their employment is terminated within two years following completion of the merger for other than cause, then Citizens National Bank of Texas will provide a cash severance equal to 2.99 times their then current yearly salary.

   Employment Agreement. Under the terms of the merger agreement, B. Ralph Williams, President and Chief Executive Officer of CNBT must enter into an employment agreement with Citizens National Bank of Texas and BOK Financial. Under the terms of the employment agreement, if, during the three-year term of the agreement, Mr. Williams' employment is terminated without cause, BOK Financial will be required to pay Mr. Williams his then annual salary for the remaining portion of the term.

   Protection of Directors, Officers, and Employees Against Claims. In the merger agreement, BOK Financial has agreed to indemnify the directors and officers of CNBT and each of our subsidiaries after the completion of the merger to the fullest extent which we or Citizens National Bank of Texas would have been permitted to do so under our respective articles of incorporation or bylaws. In addition, all limitations of liability existing in favor of such individuals in the articles of incorporation or bylaws of CNBT or Citizens National Bank of Texas, arising out of matters existing or occurring at or prior to the completion of the merger, shall survive the merger and shall continue in full force and effect. BOK Financial has also agreed to provide, for a period of not less than three years after completion of the merger, an insurance and indemnification policy that provides our directors and officers with coverage no less favorable than the coverage we currently provide, to the extent that such insurance may be purchased or kept in full force without any material increase in the premiums currently paid by BOK Financial for its directors' and officers' liability insurance.

Delisting and Deregistration of CNBT Common Stock after the Merger

   When the merger is completed, CNBT common stock will be delisted from the Nasdaq National Market and will be deregisterd under the Securities Exchange Act of 1934.

You Have Dissenters' Rights of Appraisal

   The following discussion is not a complete statement of the law pertaining to dissenters' rights under the Texas Business Corporation Act, referred to as the TBCA, and is qualified in its entirety by the full text of sections 5.11, 5.12, and 5.13 of the TBCA. The pertinent portions of Sections 5.11, 5.12, and
5.13 are reprinted in their entirety as Appendix C to this proxy statement. Any CNBT stockholder who desires to exercise his or her dissenters' rights should review carefully Appendix C and is urged to consult a legal advisor before electing or attempting to exercise his or her rights. All references in Appendix C to a "stockholder" and in this summary to a "CNBT stockholder" or a "holder of CNBT common stock" are to the record holder of shares as to which dissenters' rights are asserted.

   Subject to the exceptions stated below, holders of CNBT common stock who comply with the applicable procedures summarized below will be entitled to dissenters' rights under the TBCA. Voting against, abstaining from voting, or failing to vote on approval and adoption of the proposed merger will not constitute a demand for appraisal within the meaning of the TBCA.

   CNBT stockholders electing to exercise dissenters' rights under the TBCA must not vote for approval of the proposed merger. A vote by a stockholder against the merger is not required to exercise dissenters' rights. However, if a stockholder returns a signed proxy but does not specify a vote against the proposed merger or a direction to abstain, the proxy, if not revoked prior to the special meeting, will be voted for approval of the proposed merger, which will have the effect of waiving that stockholder's dissenters' rights.

   What are Dissenters' Rights? CNBT stockholders who follow the procedures of the TBCA will be entitled to receive from CNBT the fair value of their shares as determined immediately before the completion of the merger. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the merger. CNBT stockholders who elect to exercise their dissenters' rights must comply with all of the procedures to preserve those rights.

   Shares Eligible for Dissenters' Rights. Generally, if you choose to assert your dissenters' rights, you must dissent as to all of the shares you own.

   Record Holder who is Not the Beneficial Owner. A record holder may assert dissenters' rights on behalf of the beneficial owner. If you are a registered owner and you wish to exercise dissenters' rights on behalf of the beneficial owner, you must disclose the name and address of the person or persons on whose behalf you dissent. In that event, your rights shall be determined as if the dissenting shares and the other shares were registered in the names of the beneficial holders.

   Beneficial Owner who is not the Record Holder. A beneficial owner of CNBT common stock who is not also the record holder may assert dissenters' rights. If you are a beneficial owner who is not the record holder and you wish to assert your dissenters' rights, then you must submit a written consent of the record holder to the Secretary of CNBT prior to the vote, but in no event later than the CNBT special meeting. You may not dissent with respect to some but less than all of the shares you own.

Procedure to Exercise Dissenters' Rights

   Notice of Intention to Dissent. If you wish to exercise your dissenters' rights, you must follow the procedures set forth in the TBCA. You must file a written notice of intention to demand the fair value for your shares prior to the special meeting. You must not make any change in your beneficial ownership of CNBT shares from the date you file the notice until the completion of the merger. You must refrain from voting your shares for the adoption of the merger agreement.

   Notice of Approval. If our stockholders approve the merger, we will mail a notice to all dissenters who filed a notice of intention to dissent prior to the vote on the merger proposal and who refrained from voting for the adoption of the merger agreement. We expect to mail the notice of approval promptly after the merger is completed. The notice of approval will state where and when a demand for payment must be sent. The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares. The demand form will be accompanied by a copy of the relevant sections of the TBCA.

   If you assert your dissenters' rights, you must ensure that CNBT receives your demand form and your certificates on or before the demand deadline. All mailings to CNBT are at your risk. Accordingly, we recommend that your notice of intention to dissent and demand form be sent by certified mail only, by overnight courier, or by hand delivery.

   If you fail to file a notice of intention to dissent, or fail to complete and return the demand form, each within the specified time periods, you will lose your dissenters' rights under the TBCA. You will retain all rights of a stockholder, or beneficial owner, until those rights are modified by completion of the merger.

   Payment of Fair Value by CNBT. Upon timely receipt of the completed demand form, the TBCA requires us to either:

  . remit to dissenters who complied with the procedures, upon receipt of the amount you estimate to be the fair value for such dissenting shares; or

  .  give written notice that no such remittance will be made.

   CNBT will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings. CNBT may consider the number of shares, if any, with respect to which stockholders dissented, and any objections that may be raised with respect to the standing of the dissenting stockholder.

   The remittance or notice will be accompanied by:

  .  a statement of CNBT's estimate of the fair value of the shares; and

  . notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of the relevant section of the TBCA.

   Resort to Court for Relief. If, after the later of 60 days after the completion of the merger or after the timely receipt of any holder's estimate, demands remain unpaid, CNBT or you may file an application for relief, requesting the court determine the fair value of the shares.

   In the court proceeding, all dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter's shares, plus interest, or if CNBT previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter's shares is found to exceed the amount previously remitted, plus interest.

   Costs and Expenses of Court Proceedings. The costs and expenses of the court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against CNBT. The court may, however, apportion and assess any part of the costs and expenses of court proceedings as it deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be in bad faith. If we fail to comply substantially with the requirements of the TBCA the court may assess fees and expenses of counsel and of experts for the parties as it deems appropriate against us and in favor of any or all dissenters. The court may assess fees and expenses of counsel and experts against either CNBT or a dissenter, if the court finds that a party acted in bad faith. If court finds that the services of counsel for any dissenter substantially benefitted other dissenters similarly situated and should not be assessed against CNBT, it may award counsel reasonable fees to be paid out of the amounts awarded to the dissenters who benefitted.

   No Right to an Injunction. Under Texas corporate law, a CNBT stockholder has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the merger proposal, nor any right to valuation and payment of the fair value of the holder's shares because of the merger proposal, except to the extent provided by the dissenters' rights provisions of the TBCA. Texas corporate law also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Section 5.12.

Federal Income Tax Consequences of the Merger for CNBT Stockholders

   The exchange of our common stock for cash pursuant to the terms of the merger agreement will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under state, local and other tax laws. Similarly, any stockholders of CNBT who exercise their dissenters' appraisal rights and receive cash in exchange for their shares of CNBT common stock will realize and recognize income for federal tax purposes and may recognize income under state, local and other tax laws. A stockholder of CNBT will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the tax basis in CNBT common stock exchanged by such stockholder pursuant to the merger. Gain or loss must be determined separately for each block of CNBT common stock exchanged pursuant to the merger. For purposes of federal tax law, a block consists of shares of CNBT common stock acquired by the stockholder at the same time and price.

   Gain or loss recognized by the stockholder exchanging his or her CNBT common stock pursuant to the merger or pursuant to the exercise of dissenters' rights will be capital gain or loss if such CNBT common stock is a capital asset in the hands of the stockholder. If CNBT common stock has been held for more than one year, the gain or loss will be long-term. Capital gains recognized by an exchanging individual stockholder generally will be subject to tax at the top marginal rate applicable to the stockholder (up to a maximum of 39.6% for short-term capital gains and 20% for long-term capital gains), and capital gains recognized by an exchanging corporate stockholder generally will be subject to tax at a maximum rate of 35%.

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR OTHER TAX LAWS AND OF ANY PROPOSED CHANGES IN THOSE TAX LAWS AND THE INTERNAL REVENUE CODE.

Accounting Treatment of the Merger

   The merger will be accounted for as a purchase for financial reporting purposes. Under this method of accounting, BOK Financial will record the acquisition of CNBT at its cost at the completion of the merger, which cost would include the cash paid in the merger and all direct acquisition costs. The acquisition cost will be allocated to the acquired assets and liabilities of CNBT based upon their fair values at the completion of the merger in accordance with generally accepted accounting principles. Acquisition cost in excess of the fair values of the net assets acquired, if any, will be recorded as an intangible asset and amortized for financial accounting purposes. The reported income of BOK Financial will include the operations of CNBT after the completion of the merger.

Who Pays for What

   All out-of-pocket costs and expenses incurred in connection with the merger (including, but not limited to, fees and expenses of financial consultants, accountants, and counsel) will be paid by the party incurring such costs and expenses.

   If CNBT terminates the merger agreement because its board of directors has resolved to accept a proposal to acquire CNBT that is superior to the merger consideration proposed to be paid by BOK Financial or if BOK Financial terminates the merger agreement because of CNBT's failure to perform its obligations under the merger agreement, CNBT is obligated to pay BOK Financial the sum of $5,000,000. Conversely, if CNBT terminates the merger agreement because of BOK Financial's failure to perform its obligations under the merger agreement, BOK Financial is obligated to pay CNBT the sum of $5,000,000.

                   BENEFICIAL OWNERSHIP OF CNBT COMMON STOCK

   Stockholders of record as of the close of business on October 10, 2000 will be entitled to one vote for each share of our common stock then held. As of that date, we had 4,941,361 shares of common stock issued and outstanding. The following table sets forth certain information regarding the beneficial ownership of the CNBT's common stock as of September 1, 2000, by (i) each director, (ii) each of the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, (iii) each person who is known by CNBT to own beneficially 5% or more of the common stock, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

                                                                    Percentage
                                                      Number of    Beneficially
                                                       Shares         Owned
                                                      ---------    ------------
John B. Barnes.......................................   150,791         3.1
William H. Bruecher, Jr..............................    24,442           *
James K. Chancelor...................................    25,000           *
C. Joe Chapman.......................................    62,252         1.3
Frank G. Cook........................................   162,000(1)      3.3
Robert C. Dawson.....................................    52,290         1.1
Randall W. Dobbs.....................................    30,153(1)        *
James B. Earthman III................................    64,854         1.3
Lura M. Griffin......................................    20,328           *
Alton L. Hollis......................................    87,296         1.8
Joseph E. Ives.......................................    23,186(1)        *
Larry L. January.....................................    67,000         1.4
Albert V. Kochran....................................    25,580(2)        *
I.W. Marks..................... .....................   238,580(3)      4.8
David E. Preng.......................................   186,200(4)      3.8
Mary A. Walker.......................................    46,651(5)        *
B. Ralph Williams....................................   102,809(1)      2.1
Directors and Executive Officers as a Group (21
 persons)............................................ 1,390,935(6)     27.9

--------
 * Does not exceed 1.0%
(1) Includes 2,000 shares that may be acquired within 60 days pursuant to outstanding stock options.
(2) Includes 17,649 shares owned by the Kochran Family Living Trust.
(3) Mr. Marks address is 3841 Bellaire Boulevard, Houston, Texas 77025.
(4) Includes 11,000 shares owned by Mr. Preng's spouse and 10,000 shares owned by a minor child.
(5) Includes 12,890 shares that may be acquired within 60 days pursuant to outstanding stock options.
(6) Includes 41,830 shares that may be acquired within 60 days pursuant to outstanding stock options.

                             STOCKHOLDER PROPOSALS

   If the merger is not consummated prior to the next regularly scheduled annual meeting of our stockholders, any proposal that a stockholder wishes to have included in our proxy materials for the next annual meeting of stockholders must be received at our main office located at 5320 Bellaire Boulevard, Bellaire, Texas 77401, attention: Ms. Kay Cronover, Secretary, no
later than           , 2001. Any such proposal shall be subject to the
requirements of the proxy rules adopted under the Securities Exchange Act of 1934. Otherwise, any stockholder proposal to take action at such meeting must be received at our main office located at 5320 Bellaire Boulevard, Bellaire,
Texas 77401 by            , 2001. All stockholder proposals must also comply
with our bylaws and Texas law.

                                 OTHER MATTERS

   Our board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matter should properly come before the special meeting, it is intended that proxy holders will act in accordance with their best judgment.

                                                                      APPENDIX A

                          Agreement and Plan of Merger

                                    Between

                           BOK Financial Corporation;
                       BOK Merger Corporation Number Ten

                                      And

                             CNBT Bancshares, Inc.

                          Dated as of August 18, 2000

                          AGREEMENT AND PLAN OF MERGER

   This AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of August 18, 2000, is entered into by and among BOK Financial Corporation, an Oklahoma corporation, ("BOKF"), BOKF Merger Corporation Number Ten, a Texas corporation and a wholly-owned subsidiary of BOKF ("BOKSub"), and CNBT Bancshares, Inc., a Texas corporation ("CNBT").

   WHEREAS, BOKF is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and BOKSub is a wholly-owned subsidiary of BOKF; and

   WHEREAS, CNBT is a registered bank holding company under the BHCA, which controls Citizens National Bank of Texas, a national banking association (the "Bank"); and

   WHEREAS, CNBT owns all of the issued and outstanding capital stock of CNBT Bancshares (Delaware), Inc., a Delaware corporation ("Delaware"); and

   WHEREAS, Delaware is a registered bank holding company under the BHCA, which owns all of the issued and outstanding capital stock of the Bank; and

   WHEREAS, the respective Boards of Directors of each of BOKF and CNBT deem it advisable for BOKSub to merge with and into CNBT upon the terms and subject to the conditions described herein;

   NOW, THEREFORE, for and in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, and promises hereinafter contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                   The Merger

   Section 1.1. The Merger. Pursuant to the terms and provisions of this Agreement and the Texas Business Corporation Act (the "TBCA"), BOKSub shall merge with and into CNBT (the "Merger").

   Section 1.2. Merging Corporation. BOKSub shall be the merging corporation under the Merger and its corporate identity and existence, separate and apart from CNBT, shall cease on consummation of the Merger.

   Section 1.3. Surviving Corporation. CNBT shall be the surviving corporation in the Merger. No changes in the articles of incorporation or bylaws of CNBT shall be effected by the Merger. The officers and directors of CNBT after the Merger shall be the same as the officers and directors of BOKSub as of the Effective Time (as defined in Section 9.2).

   Section 1.4. Effect of the Merger. The Merger shall have all of the effects provided by the TBCA. CNBT, as the surviving corporation, may, at any time after the Effective Time, take any action (including executing and delivering any documents) in the name and on behalf of either BOKSub or CNBT as are appropriate in order to carry out and effectuate the transactions contemplated by this Agreement.

   Section 1.5. Merger Consideration; Conversion of Shares.

   (a) At the Effective Time, each share of common stock of CNBT, par value $1.00 per share (the "CNBT Common") then issued and outstanding, other than shares the holders of which have duly exercised and perfected their dissenters' rights under the TBCA, shall be automatically converted into the right to receive an amount (the "Merger Consideration") equal to (i) Ninety-Two Million Dollars ($92,000,000), minus the amount of any dividends paid by CNBT to its shareholders during the period from August 1, 2000, to the date of consummation of the Merger in excess of the sum of $0.12 per share per calendar quarter for each of two calendar quarters and one special dividend not exceeding seven cents ($0.07), minus the payments contemplated by Section 12.2. divided by (ii) the number of shares of CNBT Common issued and outstanding as of the Effective Time (and after exercise of all of the Stock Options (as defined in Section 2.2)) The Merger Consideration shall be paid to each holder of the CNBT Common as of the Effective Time as herein provided.

   (b) CNBT, BOKF, and BOKSub acknowledge and understand that (i) all Stock Options shall be exercised immediately prior to consummation of the Merger,
(ii) all shares of CNBT Common issuable upon exercise of the Stock Options shall be deemed issued and outstanding immediately prior to the consummation of the Merger, and (iii) the CNBT Common to be converted into the right to receive the Merger Consideration shall include, without limitation, the CNBT Common to be issued upon the exercise of the Stock Options.

   (c) At the Effective Time, BOKF shall deposit or cause to be deposited into an interest bearing account at the Bank of Texas, National Association One Million Dollars ($1,000,000) of the Merger Consideration to be governed by
Section 11.2 (the "Representation Escrow Funds"). The Merger Consideration less the Representation Escrow Funds is referred to herein as the "Closing Consideration".

   (d) At the Effective Time, all of the shares of CNBT Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates that immediately prior to the Effective Time represented outstanding shares of CNBT Common (the "Certificates") or of any holder of Stock Options shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive the Merger Consideration upon the surrender of such Certificate or Certificates or exercise of such Stock Options in accordance with Section 1.6.

   (e) At the Effective Time, each share of CNBT Common, if any, held in the treasury of CNBT immediately prior to the Effective Time shall be canceled.

   (f) At the Effective Time, each share of common stock, par value $1.00 per share, of BOKSub outstanding immediately prior to the Effective Time shall be converted into one share of CNBT Common.

   (g) If any holder of CNBT Common is entitled to dissent from the Agreement and the Merger under the TBCA and such holder thereof perfects such holder's rights under the TBCA in accordance with the provisions thereof, any issued and outstanding shares of CNBT Common held by such dissenting holder ("Dissenting Shares") shall not be converted as described in this Section 1.5, but from and after the Effective Time shall represent only the right to receive such cash consideration as may be determined to be due to such dissenting holder pursuant to the TBCA; provided, however, that each share of CNBT Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal shall have only such rights as are provided under the TBCA.

   Section 1.6. Exchange Procedures; Surrender of Certificates.

   (a) Bank of New York, or other entity mutually satisfactory to CNBT and BOKF, shall act as paying agent in the Merger (the "Paying Agent"). Immediately after the Effective Time, BOKF will cause CNBT, as the surviving corporation, to furnish the Paying Agent cash sufficient in the aggregate for the Paying Agent to make full payment of the Merger Consideration to the holders of all outstanding shares of CNBT Common (other than Dissenting Shares).

   (b) At least twenty (20) days prior to the Effective Time, the Paying Agent shall mail, without any further action on the part of BOKF or CNBT, to each record holder of the Certificates, addressed to the most current address of such shareholder according to the records of CNBT, a letter of transmittal (and instructions) for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each such letter (the "Merger Transmittal Letter") shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper receipt of the Certificates by the Paying Agent and shall be in such form and have such other provisions as BOKF may reasonably specify. If a holder of the CNBT Common surrenders the Certificates representing shares of such stock and a properly executed Merger Transmittal Letter to the Paying Agent at least three (3) business days prior to the Closing Date, then on the Closing Date, the Paying Agent shall pay to such shareholder the Closing Consideration with respect to such shares of CNBT Common. If a holder of the CNBT Common surrenders the Certificates representing shares of such stock and a properly executed Merger Transmittal Letter to the Paying Agent at any time after three (3) business days prior to the Closing Date, then promptly, and in no event later than three (3) business days after receipt of such Certificates and Merger Transmittal Letter, the Paying Agent shall pay to such shareholder the Closing Consideration with respect to such shares of CNBT Common. No interest on the Closing Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates . If the Closing Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise executed in proper form for transfer and that the person requesting such issuance shall pay to the Paying Agent any required transfer or other taxes or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

   (c) With respect to any shares of CNBT Common that are acquired as a result of the exercise of the Stock Options, the purchase price for such shares under the Stock Options shall be subtracted from or "netted-out" of the Closing Merger Consideration to be paid such shareholders in order to provide for a cashless exercise of the Stock Options. That is, upon the exercise of the Stock Options such option holder shall not be required to pay CNBT the purchase price specified in the Stock Options, but such amount shall be deducted from the amount of Closing Consideration that would otherwise have been paid to such option holder.

   (d) After the Effective Time, there shall be no further registration or transfers on the records of CNBT of outstanding certificates formerly representing shares of CNBT Common and, if a certificate formerly representing such shares is presented to CNBT or BOKF, it shall be forwarded to the Paying Agent for cancellation and exchange for the Closing Consideration.

   (e) All Merger Consideration paid upon the surrender of CNBT Common in accordance with the above terms and conditions shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of CNBT Common.

   (f) In the event any certificate for CNBT Common shall have been lost, stolen, or destroyed, the Paying Agent shall issue in exchange for such lost, stolen, or destroyed certificate, such Merger Consideration as may be required pursuant to this Agreement; provided, however, that BOKF may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate to deliver an affidavit of lost certificate and indemnification agreement in form reasonably acceptable to BOKF.

   (g) At any time following six months after the Effective Time, BOKF shall be entitled to terminate the Paying Agent relationship, and thereafter holders of Certificates shall be entitled to look only to BOKF (subject to abandoned property, escheat, or other similar laws) with respect to the Merger Consideration payable upon surrender of their Certificates.

                                   ARTICLE II

                     Representations and Warranties of CNBT

   In order to induce BOKF and BOKSub to enter into, execute, deliver and perform this Agreement, CNBT represents and warrants to BOKF and BOKSub as follows:

   Section 2.1. Organization, Standing and Power.

   (a) CNBT is a corporation duly organized, validly existing, and in good standing under laws of the State of Texas. CNBT (i) has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted; (ii) is subject to the supervision of the Board of Governors of the Federal Reserve System (the "Fed"); and (iii) is a bank holding company registered with the Fed under the BHCA.

   (b) Delaware is a corporation duly organized, validly existing, and in good standing under laws of the State of Delaware. Delaware (i) has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted; (ii) is subject to the supervision of the Fed; and (iii) is a bank holding company registered with the Fed under the BHCA.

   (c) The Bank is a national banking association duly organized, validly existing, and in good standing under laws of the United States. The Bank (i) has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted; (ii) is subject to the supervision of the Federal Deposit Insurance Corporation ("FDIC") and the Office of the Comptroller of the Currency ("OCC"); and (iii) is an insured bank as defined in the Federal Deposit Insurance Act.

   (d) CNBT has delivered to BOKF and BOKSub complete and correct copies, as of a date not more than 30 days prior to the date hereof, of (i) the Articles of Association or Incorporation or Certificate of Incorporation and all amendments thereto, and (ii) the Bylaws and all amendments thereto, of each of CNBT, Delaware, the Bank and CNB Mortgage Company, a Texas corporation..

   Section 2.2. Capital Structure.

   (a) The authorized capital stock of CNBT consists of 30,000,000 shares of Common Stock, par value $1.00 per share. As of the date of this Agreement, 4,941,361 shares of CNBT Common were outstanding (net of shares held by CNBT in treasury). CNBT does not have any commitment or obligation to repurchase, reacquire, or redeem any of the outstanding CNBT Common. As of the date of this Agreement, CNBT had outstanding stock options granted, pursuant to the CNBT Employee Stock Option Plans, representing the right to acquire an aggregate of 139,670 shares of CNBT Common (the "Stock Options"). Schedule 2.2 (a) sets forth the name of each person that has been granted Stock Options, the number of shares that may be acquired as of the date of this Agreement by each such person, and the exercise price of such Stock Options. The outstanding shares of the CNBT Common are validly issued and outstanding, fully paid, and non-assessable. Except for the Stock Options, there are no outstanding subscriptions, conversion privileges, calls, warrants, options, commitments, or agreements of any character obligating CNBT to issue, sell, or dispose of any shares of any of its capital stock.

   (b) The authorized capital stock of Delaware consists solely of 10,000 shares of common stock, par value $1.00 per share (the "Delaware Common Stock"). As of the date of this Agreement, 1,000 shares of Delaware Common Stock were issued and outstanding, and all of such outstanding shares are held of record by CNBT. There are no outstanding subscriptions, conversion privileges, calls, warrants, option, commitments, or agreements obligating Delaware to issue, sell, or dispose of any shares of any of its capital stock.

   (c) The authorized capital stock of the Bank consists of 30,000,000 shares of common stock, par value $1.00 per share (the "the Bank Common Stock"). As of the date of this Agreement, 200,000 shares of the Bank Common Stock were issued and outstanding, all of which are held of record by Delaware. There are no outstanding shares of preferred stock, nor any subscriptions, conversion privileges, calls, warrants, options, commitments, or agreements obligating the Bank to issue, sell, or dispose of any shares of any of its capital stock.

   (d) CNBT has no subsidiaries except Delaware, the Bank and CNB Mortgage Company, a Texas corporation.

   Section 2.3. Authority. Subject to the approval of this Agreement by the shareholders of CNBT as contemplated by Section 5.6 hereof, the execution and delivery of this Agreement and the consummation of the Merger contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CNBT. Neither the execution and delivery of this Agreement, the consummation of the Merger contemplated hereby, nor compliance by CNBT with any of the provisions hereof will (i) conflict with or result in a breach of any material provision of its Articles of Incorporation or Bylaws or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which CNBT is a party, or by which it or any of its properties or assets may be bound, except for such conflict, breach, or default as to which requisite waivers or consents either shall have been obtained by CNBT by the Effective Time or the obtaining of which shall have been waived by BOKF, or (ii) violate any material order, writ, injunction, decree, statute, rule, or regulation applicable to CNBT or any of its properties or assets. No other consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws and regulations of the Fed, is required in connection with the execution and delivery by CNBT of this Agreement or the consummation by CNBT of the Merger contemplated hereby.

   Section 2.4. Financial Statements.

   (a) CNBT has previously delivered or made available to BOKF complete copies of the (i) the consolidated balance sheets of CNBT and its subsidiaries as of December 31, 1999, and related consolidated statements of income, changes in stockholders' equity, and cash flows for the three years ended December 31, 1999, together with the notes thereto, included in CNBT's Annual Report on Form 10-K for the year ended 1999, as currently on file with the Securities and Exchange Commission ("SEC") and the unaudited consolidated balance sheet of CNBT and its subsidiaries as of June 30, 2000, and the related unaudited consolidated income statement and statements of changes in stockholders' equity and cash flows for the six months then ended included in CNBT's Quarterly Report on Form 10-Q for the quarter then ended, as currently on file with the SEC and (ii) the Reports of Condition and Income of the Bank as filed with the OCC for each of the quarterly periods during 1999 and 2000 (collectively the "CNBT Financial Statements").

   (b) The CNBT Financial Statements set forth in clause (a)(i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders' equity, and cash flows of CNBT and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material). As of the respective date of each of the CNBT Financial Statements, neither CNBT, nor Delaware, nor Bank has any material liabilities (including, but not limited to, whether similar or dissimilar, liabilities or obligations for taxes, whether due or to be come due) except those fully reflected or reserved against, or otherwise disclosed in the Financial Statements.

   Section 2.5. Absence of Changes. Except as set forth in Schedule 2.5, since June 30, 2000, there has not been any material adverse change in the condition (financial or otherwise) of the assets, liabilities, earnings, or business of CNBT, Delaware, or the Bank. Since such date, the business of CNBT, Delaware, and the Bank has been conducted only in the ordinary course consistent with prior practices and such entities have not incurred any additional material liabilities (not already reflected in the CNBT Financial Statements) except:
(i) those incurred in the ordinary course of business consistent with past practices without negligence or willful malfeasance, or (ii) expenses or liabilities incurred in connection with this Agreement and the transactions contemplated hereby in an amount not exceeding $175,000. Without limiting the generality of the foregoing, since June 30, 2000, except as set forth on
Schedule 2.5 or as permitted by this Agreement, none of CNBT, Delaware, or the Bank have paid any dividends, made any distributions of assets, made any material changes in compensation or benefits of any employee (other than by reason of promotion to increased responsibility), or entered into any contracts for services or materials except such contracts and materials which either: (i) may be terminated without penalty within 90 days or, (ii) provide for the payment or other consideration to be furnished by CNBT, Delaware, or the Bank in an amount of not more than $25,000, individually or $100,000 for all such contracts and materials. Notwithstanding the foregoing, any changes in banking laws, generally accepted accounting principles, prevailing interest rates or other developments that affect the entire banking industry generally shall not be deemed to have a material adverse effect in the financial condition, the results of operations or the business of CNBT, Delaware, or the Bank.

   Section 2.6. Tax Matters.

   (a) CNBT, Delaware, and the Bank have timely filed all federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns required by applicable laws to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid with respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. None of CNBT, Delaware, or the Bank will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. No payment of any amount to any employee of any of CNBT, Delaware, or the Bank is an excess parachute payment within the meaning of Section 280G of the Code.

   (b) All federal, state and local income, franchise, bank, excise, real property, personal property, and other tax returns filed by CNBT, Delaware and the Bank are complete and accurate in all material respects. None of CNBT, Delaware, or the Bank is delinquent in the payment of any tax, assessment, or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. There are currently no agreements in effect with respect to CNBT, Delaware, or the Bank to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any such return is pending or, to CNBT's knowledge, threatened.

   Section 2.7. Property. CNBT, Delaware, and the Bank own all property reflected on the balance sheet dated June 30, 2000, included in the CNBT Financial Statements (except personal property sold or otherwise disposed of since June 30, 2000, in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever, except those reflected in the CNBT Financial Statements, liens for current taxes not yet due and payable and such encumbrances and imperfections of title, if any, as are not substantial in character or amount or do not otherwise materially impair business operations.

   Section 2.8. Legal Proceedings. There is no material legal, administrative, arbitration, or other proceeding or governmental investigation pending or, to CNBT's knowledge, threatened which might reasonably be expected to result in material money damages payable by CNBT, Delaware, or the Bank in excess of insurance coverage or in a permanent injunction against CNBT, Delaware, or the Bank. To CNBT's knowledge, each of CNBT, Delaware and the Bank have complied with, and are not in default in any material respect under, any laws, ordinances, requirements, regulations, or orders applicable to their business. None of CNBT, Delaware, or the Bank is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, or decree, which materially and adversely affects, or might reasonably be expected materially and adversely to affect, the business operations, properties, assets, or condition, financial, or otherwise, of CNBT, Delaware, or the Bank.

   Section 2.9. Brokers and Finders. Except as set forth in Section 12.2, none of CNBT, its subsidiaries, or any of its officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Merger contemplated herein.

   Section 2.10. Loan Portfolio. Except as to any breach that would reasonably be expected to have an adverse effect of less than $20,000 in respect of any single credit (related credits shall be aggregated for this purpose) and $60,000 when aggregated with all such breaches, (i) all loans and discounts shown on the CNBT Financial Statements at June 30, 2000, or which were entered into after June 30, 2000, but before the Closing Date were and will be made in all material respects for good, valuable, and adequate consideration in the ordinary course of the Bank, in accordance in all material respects with sound banking practices, and are not subject to any material known defenses, setoffs, or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency, or similar laws or by general principles of equity; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages, and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true, and genuine and what they purport to be; and (iii) CNBT, Delaware and the Bank have complied and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Notwithstanding the foregoing, BOKF acknowledges and agrees that it has made its own determination as to the collectibility of the loan portfolio of CNBT and the Bank.

   Section 2.11. Environmental. To CNBT's knowledge, the ownership, location, construction, use, and operation of all real property owned or leased by CNBT or the Bank (fixed asset or OREO) is, and has at all times been, in material compliance with applicable Environmental Law, as hereinafter defined. Delaware does not own or lease any real property and has not since its incorporation. To CNBT's knowledge, there are no pending or threatened, and there have been no administrative, regulatory, or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, or proceedings relating in any way to any Environmental Law relating to the real property owned by CNBT or the Bank. To CNBT's knowledge, (i) no real property owned by CNBT or the Bank has at any time been used by CNBT or the Bank, or by any person, as a landfill or for the storage or disposal, or as a site of spilling, dumping, depositing, or otherwise disposing of, any hazardous or toxic substances or waste; and (ii) no real property owned by CNBT or the Bank is, or has been, an industrial site or landfill. For the purposes hereof, "Environmental Law" means any federal, state, or local statute, law, rule, regulation, ordinance, code, policy, or rule of common law now in effect and in each case as amended and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, or judgment, relating to the environment, health, safety or "hazardous materials," "hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or words or terms of similar import (including under any Environmental Law), including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. 3808 et seq., the Texas Solid Waste Disposal Act, Tex. Health & Safety Code Ann. Ch. 361, the Texas Clean Air Act, Tex. Health & Safety Code Ann. Ch. 382, the Texas Water Code, Tex. Water Code Ann., and the Texas Hazardous Substances Spill Prevention and Control Act, Tex. Water Code Ann. Section 2.12. Zoning and Related Laws. To CNBT's knowledge, all real property owned or leased by CNBT or the Bank and the use thereof complies with all applicable laws, ordinances, regulations, orders, or requirements, including without limitation, building, zoning, and other laws, except as to any violations which would not have a material adverse affect on the financial condition of CNBT or the Bank.

   Section 2.13. Compliance with Law. CNBT, Delaware, and the Bank have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance with all applicable laws and regulations (including the Employee Retirement Income Security Act and regulations promulgated pursuant thereto) except to the extent that the failure to so comply could not have a material adverse effect on CNBT, Delaware or, the Bank.

   Section 2.14. Agreements with Regulatory Agencies. None of CNBT, Delaware, or the Bank is subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each a "Regulatory Agreement") any regulatory agency that materially restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor have CNBT, Delaware, or the Bank been advised by any regulatory agency that it is considering issuing or requesting any Regulatory Agreement.

   Section 2.15. Employees. Except as set forth in Schedule 2.15 attached hereto, (i) none of the employees of CNBT, Delaware, or the Bank is employed under any employment contract (oral or written) that will survive the Merger and (ii) none of CNBT, Delaware, or the Bank have any employee benefit plans.

   Section 2.16. Contracts and Commitments. A list of all contracts, leases, and commitments, other than deposit, safe deposit, credit, and lending transactions entered into in the ordinary course of the Bank's banking business, which are material to the business, operations, or financial condition of CNBT, Delaware, or the Bank as of this date is set forth in
Schedule 2.16. For the purpose of Schedule 2.16, materiality shall mean those contracts and commitments for which payment or other consideration to be furnished by CNBT, Delaware, or the Bank is more than $25,000. CNBT, Delaware, and the Bank have performed in all material respects and are performing all material contractual and other obligations required to be performed by them.

   Section 2.17. Sale of Credit Card Portfolio--Sponsored Accounts. Without limiting any other representation made herein, CNBT, Delaware, and Bank will suffer no loss by reason of the guarantee by CNBT and/or Bank of the collectibility of those accounts known as the Sponsored Accounts, which guarantee was given in connection with the sale of the Bank's Credit Card Portfolio.

                                  ARTICLE III

                     Representations and Warranties of BOKF

   In order to induce CNBT to enter into, execute, deliver and perform this Agreement, BOKF represents and warrants to CNBT as follows:

   Section 3.1. Organization, Standing and Power. BOKF is a corporation duly organized, validly existing, and in good standing under the State of Oklahoma. BOKF (i) has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to own, lease, and operate its properties and to carry on its business as now being conducted; and
(ii) is a bank holding company registered with the Fed under the BHCA.

   Section 3.2. Authority. The execution and delivery of this Agreement, the consummation of the Merger and payment of the Merger Consideration, and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BOKF. This Agreement has been duly executed by BOKF and constitutes the valid and binding obligation of BOKF, enforceable in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity). Neither the execution and delivery of this Agreement, the consummation of the Merger and payment of the Merger Consideration )and the other transactions contemplated hereby, nor compliance by BOKF with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which BOKF is a party, or by which it or any of its properties or assets may be bound except for such conflict, breach, or default as to which requisite waivers or consents either shall have been obtained by BOKF by the Effective Time, or the obtaining of which shall have been waived by CNBT, or (ii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to BOKF or any of its properties or assets. No consent or approval by any governmental authority, other than compliance with applicable federal and state securities and banking laws and regulations of the Fed, is required in connection with the execution and delivery by BOKF of this Agreement or the consummation by BOKF of the Merger and payment of the Merger Consideration and the other transactions contemplated hereby.

   Section 3.3. Subsidiaries. Each of BOKF's subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

   Section 3.4. Financial Information. The consolidated balance sheets of BOKF and its subsidiaries as of December 31, 1999 and related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 1999, together with the notes thereto, included in BOKF's Annual Report on Form 10-K for the year ended 1999, as currently on file with the SEC and the unaudited consolidated balance sheet of BOKF and its subsidiaries as of June 30, 2000, and the related unaudited consolidated income statement and statements of changes in stockholders' equity and cash flows for the six months then ended included in BOKF's Quarterly Report on Form 10-Q for the quarter then ended, as currently on file with the SEC (together the "BOKF Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of BOKF and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

   Section 3.5. Absence of Changes. Since June 30, 2000, there has not been any material adverse change in the financial condition, the results of operations, or the business of BOKF and its subsidiaries taken as a whole, nor have there been any events or transactions having such a material adverse effect which should be disclosed in order to make the BOKF Financial Statements not misleading. Notwithstanding the foregoing, any changes in banking laws, generally accepted accounting principles, prevailing interest rates or other developments which affect the entire banking industry generally shall not be deemed to be a material adverse change in the financial condition, the results of operations or the business of BOKF and its subsidiaries taken as a whole.

   Section 3.6. Litigation. There is no litigation, claim, or other proceeding pending or, to the knowledge of BOKF, threatened, against BOKF or any of its subsidiaries, of which the property of BOKF or any of its subsidiaries is or would be subject which if adversely determined would have a material adverse effect on the business of BOKF and its subsidiaries taken as a whole.

   Section 3.7. Reports. Since January 1, 1993 (in the case of subsidiaries of BOKF, the date of acquisition thereof by BOKF, if later) BOKF and each of its significant subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the Fed, (iii) the OCC, (iv) the FDIC, (v) any applicably state securities or banking authorities, (vi) the Nasdaq Stock Market, and (vii) any other governmental authority with jurisdiction over BOKF or any of its significant subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits, and schedules thereto, complied in all material respects with the relevant statutes, rules, and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   Section 3.8. Compliance With Law. BOKF and its significant subsidiaries have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and are in compliance with all applicable laws and regulations, except to the extent that the failure to so comply would not have a material adverse effect on BOKF and its subsidiaries taken as a whole.

   Section 3.9. Regulatory Approvals. BOKF is not aware of any matter (including, but not limited to, compliance with capital adequacy guidelines adopted by the Fed and the Community Reinvestment Act) that would delay or prevent BOKF from obtaining all requisite regulatory approvals necessary to consummate the Merger as set forth in this Agreement.

   Section 3.10. Ability to Pay Merger Consideration. BOKF will have available to it as of the Closing Date, as a result of dividends or distributions from its subsidiaries, borrowings on its existing line of credit, or capital contribution, sufficient cash to pay the Merger Consideration as set forth in
Section 1.5 to the shareholders of CNBT.

                                   ARTICLE IV

                    Representations and Warranties of BOKSub

   In order to induce CNBT to enter into, execute, deliver and perform this Agreement, BOKSub represents and warrants to CNBT as follows:

   Section 4.1. Organization, Standing and Power. BOKSub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

   Section 4.2. Authority. The execution and delivery of this Agreement and the consummation of the Merger contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BOKSub. Neither the execution and delivery of this Agreement, the consummation of the Merger contemplated hereby, nor the compliance by BOKSub with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or constitute a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which BOKSub is a party, or by which it or any of its properties or assets may be bound except for such conflict, breach, or default as to which requisite waivers or consents either shall have been obtained by BOKSub by the Effective Time, or the obtaining of which shall have been waived by BOKSub, or (ii) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to BOKSub or any of its properties or assets. No consent or approval by any governmental authority, other than those required by applicable federal and state securities and banking laws and regulations is required in connection with the execution and delivery by BOKSub of this Agreement.

                                   ARTICLE V

                             Pre-Closing Covenants

   Section 5.1. Access to Records and Properties of CNBT.

   (a) Between the date of this Agreement and the Effective Time, CNBT agrees to give BOKF reasonable access to all of its and the Bank's premises, books, records (including tax returns filed and those in preparation), financial information, and other information pertinent to its operations, including, without limitation, access to independent auditors with respect to the preparation of the financial statements and tax planning of CNBT and the Bank; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of CNBT or the Bank. CNBT will cooperate fully in permitting BOKF to make a full investigation of the business, properties, financial condition and investments of CNBT and the Bank, in the preparation of all applications, reports, and other documents necessary or advisable for the successful consummation of the Merger.

   (b) BOKF will treat and hold confidential any information concerning the business and affairs of CNBT, Delaware or the Bank that is not generally available to the public ("Confidential Information") it receives from any of CNBT, Delaware, the Bank, or their respective shareholders, officers, directors, or agents, in the course of its review of CNBT, Delaware or the Bank. BOKF will not use any of the Confidential Information except in connection with this Agreement. If this Agreement is terminated for any reason whatsoever, BOKF and BOKSub will promptly return to CNBT, Delaware, or the Bank, as the case may be, all tangible embodiments (and all copies) of the Confidential Information which are in its possession, and will not at any time use any Confidential Information for any business purpose or disclose it to any third party. Any information provided to BOKF by CNBT, Delaware or the Bank shall not be deemed to be Confidential Information if: (i) it was in BOKF's lawful possession or within BOKF's knowledge at the time of disclosure; (ii) at the time of disclosure, it was in the public domain; (iii) after CNBT's disclosure, it becomes, through no act or omission on BOKF's part, in the public domain; or (iv) it was lawfully and independently obtained by BOKF from a third party who was not under an obligation of confidentiality.

   Section 5.2. Operation of the Business of CNBT. CNBT agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that BOKF shall otherwise consent (which consent shall not be unreasonably withheld),

   (a) CNBT will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its reasonable best efforts to preserve intact its present business organization and its relationships with persons having business dealings with it.

   (b) CNBT will maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty, maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained, perform all its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, and fully comply with and perform all material obligations and duties imposed upon it by applicable laws and governmental rules, regulations and orders imposed by governmental authorities.

   (c) Except as expressly permitted by subsections (e), (f), and (g) below, CNBT will not, other than in the ordinary course of business and consistent with CNBT's or the Bank's prior practices, (i) grant any material salary increase to any officer or employee or enter into any new bonus, incentive compensation, deferred compensation, profit sharing, retirement, severance, pension, group insurance, or other benefit plan, or any new employment or consulting agreement; (ii) create or otherwise become liable with respect to any indebtedness for money borrowed or purchase money indebtedness; (iii) make or allow any amendment of its Articles of Association, Articles of Incorporation, or Bylaws; (iv) issue or contract to issue any shares of CNBT Common or securities exchangeable for or convertible into CNBT Common, except in connection with the exercise of the Stock Options; (v) purchase any shares of CNBT Common; (vi) enter into or assume any material contract or obligation;
(vii) incur a lien on any of its properties either real or personal; (viii) make any substantial renovation of any of its properties or enter into any lease or agreement involving any substantial obligation; or (ix) waive any right of substantial value.

   (d) From August 1, 2000, until the Closing Date, CNBT will not pay total dividends exceeding the amount of earnings at CNBT, on a consolidated basis, during such period, CNBT will not pay dividends in excess of $0.12 (twelve cents) per calendar quarter for each of two calendar quarters plus one special dividend not exceeding $0.07 (seven cents), and CNBT will not permit the Bank to pay any dividend that would cause the Bank to no longer be "well capitalized" under applicable federal capital adequacy guidelines.

   (e) Notwithstanding anything in this Agreement to the contrary, (i) the Stock Options may be exercised and CNBT may issue CNBT Common in connection therewith and otherwise perform its obligations thereunder; and (ii) the Stock Option exercise dates may be accelerated or extended in the discretion of CNBT subject to the provisions of this Agreement respecting the exercise of such Stock Options in connection with the consummation of the Merger.

   (f) Notwithstanding anything in this Agreement to the contrary, CNBT may pay usual and customary bonuses (consistent with prior practice.

   (g) Notwithstanding anything in this Agreement to the contrary, CNBT may (subject to the approval of BOKF which approval shall not be unreasonably denied, withheld, or delayed) commit to pay to certain key employees of CNBT or the Bank (who do not enter into employment or noncompetition agreements) an aggregate amount of $75,000 in consideration of such employees entering into retention agreements whereby such employees would continue their employment with CNBT or the Bank at least through the earlier of (i) February 28, 2002 or
(ii) the date of the data processing conversion of the Bank to the data processing system used by Bank of Texas, National Association ("BOT").

   Section 5.3. Regulatory Approvals and Cooperation.

   (a) BOKF and BOKSub shall promptly, but in no event later than twenty (20) days after the date of this Agreement, file or cause to be filed applications to fulfill all governmental, regulatory and other requirements (including, without limitation, obtaining the approval of the OCC, the FDIC, the Fed, SEC, and/or any other governmental entity having jurisdiction over CNBT, Delaware, the Bank, or BOKF and pay all fees and expenses associated therewith) required by BOKF, or BOKSub for the completion of the transaction contemplated by this Agreement; and promptly furnish CNBT with copies of all such regulatory filings.

   (b) CNBT shall take all action necessary and fully cooperate in good faith with BOKF and BOKSub to bring about the Merger contemplated by this Agreement as soon as practicable. CNBT will give any notices to third parties, and CNBT will use its best efforts to obtain any third party consents, that BOKF may reasonably request in connection with the consummation of the Merger.

   Section 5.4. Public Disclosure. None of BOKF, BOKSub, CNBT, or any representative of said parties, will make any public disclosure concerning this Agreement or the Merger contemplated herein without the mutual consent of each of the other parties hereto to the timing and content of the disclosure; provided, however, the parties hereto may make any disclosure (i) necessary to maintain compliance with applicable federal or state laws or regulations, (ii) required in connection with the making of any application necessary to effect the Merger, or (iii) as contemplated by Section 5.6.

   Section 5.6. Shareholder Approval. CNBT, acting through its Board of Directors, shall, in accordance with applicable law:

   (a) Duly call, give notice of, convene, and hold a meeting of its shareholders on a date mutually selected by BOKF and CNBT (the "Shareholders's Meeting") for submission of this Agreement and the Merger for approval of such shareholders as required by the TBCA,

   (b) Subject to its fiduciary duties to the shareholders of CNBT, include in the Proxy Statement (as defined below) the recommendation of its Board of Directors that the shareholders of CNBT vote in favor of the approval and adoption of the Agreement and the Merger,

   (c) Shall file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and shall use all reasonable efforts to have the Proxy Statement approved by the SEC as promptly as practicable, and

   (d) Cause the Proxy Statement to be mailed to the shareholders of CNBT as soon as practicable, and take such other action as is reasonably necessary to obtain approval of the Agreement and the Merger from its shareholders.

The letter to shareholders, notice of meeting, proxy statement, and form of proxy to be distributed to shareholders of CNBT in connection with the Merger and the Merger Agreement shall be in form and substance reasonably satisfactory to BOKF and are collectively referred to herein as the "Proxy Statement."

   Section 5.7. No Solicitation.

   (a) Prior to the Effective Time, unless this Agreement is sooner terminated, CNBT shall not, nor shall CNBT permit any officer, director, employee, agent or representative of CNBT or the Bank to, directly or indirectly (i) solicit, initiate or encourage inquiries or proposals with respect to the merger of CNBT or the sale of any of the shares of CNBT Common or other material asset(s) of CNBT (any such transaction being referred to as an "Acquisition Transaction") from any party other than BOKF, or (ii) enter into any Acquisition Transaction with any party except as set forth in this Agreement.

   (b) Notwithstanding the provisions of paragraph (a) above, CNBT may, in response to an unsolicited written proposal with respect to an Acquisition Transaction ("Acquisition Proposal"), furnish (subject to the execution of a confidentiality agreement and standstill agreement containing provisions substantially similar to the confidentiality and standstill provisions of Section 5.1(b) hereof confidential or non-public information concerning its business, properties, or assets to a financially capable corporation, partnership, person, or other entity or group (a "Potential Acquiror") and negotiate with such Potential Acquiror if (i) the board of directors of CNBT after consulting with one or more of its financial advisers, concludes that such Acquisition Proposal (if consummated pursuant to its terms) would result in a transaction more favorable to CNBT's shareholders than the Merger and (ii) based upon advice of its legal counsel, its board or directors determines in good faith that the failure to provide such confidential and non-public information to such Potential Acquiror would constitute a breach of its fiduciary duty to its shareholders (any such Acquisition Proposal meeting the conditions of clauses (i) and (ii) being referred to as a "Superior Proposal").

   (c) CNBT shall immediately notify BOKF after receipt of any Acquisition Proposal or any request for nonpublic information relating to CNBT or the Bank in connection with an Acquisition Proposal or for access to the properties, books, or records of CNBT or the Bank by any person or entity that informs the CNBT board of directors that it is considering making, or has made, an Acquisition Proposal. Such notice to BOKF shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry, or contact.

   Section 5.8. Restrictions on Indebtedness. CNBT agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement, CNBT shall not incur any indebtedness for borrowed money or incur any noncurrent indebtedness for the purchase price of any fixed or capital asset, or make any extension of credit or any loans to, guarantee the obligations of, or make any additional investments in, any other person, corporation, or joint venture (whether an existing customer or a new customer) except:

   (a) Extensions of credit, loans and guarantees (i) less than $500,000 per transaction or (ii) less than $1,000,000 with existing customers (related credits being aggregated for this purpose) made by the Bank in the usual and ordinary course of its banking business, consistent with prior practices and policies; provided, however, that the consent of BOKF shall be deemed to have been given unless earlier given or denied in writing (i) with respect to any loan presented at a regularly scheduled meeting of the Bank's Loan Committee, at the later of 3:00 p.m. on the business day of such meeting or the adjournment of such meeting, provided that all information provided to the members of the Bank's Loan Committee with respect to such loan is delivered to BOKF at the same time it is delivered to such committee members, and (ii) with respect to all other loans, at the close of business on the next business day after BOKF's consent is requested and all information relating to the making, renewal or alteration of such loan is furnished to BOKF.

   (b) Legal investments by the Bank in the usual and ordinary course of its banking business consistent with prior practices and policies.

   (c) Borrowings from the Federal Home Loan Bank, the Federal Reserve Bank, deposit liabilities, and federal funds transactions by the Bank in the ordinary course of business consistent with past practices.

   Section 5.9. Information for Proxy Statement and Applications. BOKF will promptly furnish to CNBT all information concerning BOKF and BOKSub required for inclusion in (a) the Proxy Statement and (b) any application or statement to be made by CNBT or filed by CNBT with any body in connection with the transactions contemplated by this Agreement, and BOKF represents and warrants that all information so furnished for such Proxy Statement and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. BOKF shall otherwise fully cooperate with CNBT and the Bank in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement, including the Merger. BOKF shall promptly notify CNBT in writing if BOKF becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, and schedule or any other information furnished to CNBT or any representation or warranty made in or pursuant to this Agreement.

   Section 5.10 Repositioning of Securities Portfolio. From and after the date of this Agreement, CNBT shall cause the Bank to consult with BOKF concerning the advisability of repositioning the Bank's securities portfolio, including consideration of moving to overall shorter maturities; provided, however, without limiting the generality of the foregoing the Bank shall not be obligated in any event to sell any security at a loss.

   Section 5.11 BOKF Guest Attendance at CNBT and Bank Board, Asset and Liability Committee, and Loan Committee Meetings. From and after the date of this Agreement, CNBT and the Bank shall extend an invitation to two representatives of BOKF designated by BOKF to attend as guests all meetings of the boards of directors and all meetings of the Asset and Liability Committee and Loan Committee of CNBT and the Bank; provided, however, such representatives shall excuse themselves, if requested, from such meetings while any confidential matters respecting the rights and obligations of the parties pursuant to this Agreement are being discussed. The representatives may differ from meeting to meeting.

                                   ARTICLE VI

                     Conditions of Merger--BOKF and BOKSub

   The obligations of BOKF and BOKSub to close the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, unless waived by BOKF and BOKSub.

   Section 6.1. Representations and Warranties. The representations and warranties of CNBT set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise provided or permitted by this Agreement, and BOKF shall have received a certificate, executed by the President of CNBT to that effect.

   Section 6.2. Performance of Obligations of CNBT. CNBT shall have performed all obligations and agreements required to be performed by it under this Agreement in all material respects prior to or at the Closing.

   Section 6.3. Authorization of Merger. All action necessary to authorize the execution, delivery, and performance of this Agreement by CNBT and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of CNBT, and CNBT shall have full power and right to merge on the terms provided herein. All action necessary to authorize and consummate the Merger contemplated hereby shall have been duly and validly taken by the shareholders of CNBT and holders of not more than 10% of the CNBT Common shall either (i) file with CNBT prior to the Shareholders' Meeting a notice of their intent to exercise their right to dissent to the Merger or (ii) vote against the Merger at the Shareholders' Meeting.

                                  ARTICLE VII

                           Conditions of Merger--CNBT

   The obligation of CNBT to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, unless waived by CNBT:

   Section 7.1. Representations and Warranties. The representations and warranties of BOKF and BOKSub set forth in Article III and Article IV hereof, respectively, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise provided or permitted by this Agreement, and CNBT shall have received a certificate, executed by the Presidents of BOKF and BOKSub to that effect.

   Section 7.2. Performance of Obligations of BOKF. BOKF and BOKSub shall have performed all obligations and agreements required to be performed by it under this Agreement in all material respects prior to or at the Closing.

   Section 7.3. Authorization of Merger by BOKF and BOKSub. All action necessary to authorize the execution, delivery, and performance of this Agreement by BOKF and BOKSub and the consummation of the Merger contemplated hereby shall have been duly and validly taken by the Boards of Directors and shareholders of BOKF and BOKSub, respectively, and BOKSub and CNBT shall have full power and right to merge on the terms provided herein.

   Section 7.4. Authorization of Merger by CNBT. All action necessary to authorize and consummate the Merger contemplated hereby shall have been duly and validly taken by the shareholders of CNBT and holders of not more than one third of the CNBT Common either (i) file with CNBT prior to the Shareholders' Meeting a notice of their intent to exercise their right to dissent to the Merger or (ii) vote against the Merger at the Shareholders' Meeting.

   Section 7.5. Fairness Opinion. Provided CNBT shall have diligently sought such an opinion, CNBT shall have received from a recognized investment banking firm an opinion, dated as of the date on which the Proxy Statement is first distributed to the shareholders of CNBT, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of CNBT Common.

                                  ARTICLE VIII

             Conditions to Respective Obligations of BOKF and CNBT

   The respective obligations of BOKF and CNBT under this Agreement are, at their respective options, subject to the further condition that:

   Section 8.1. Governmental Approvals. The parties hereto shall have received approval of the Merger as contemplated by this Agreement from all necessary governmental agencies and authorities, including, to the extent required, the Fed, the OCC, the FDIC, the SEC, and such approvals shall not have been contested by any Federal or state governmental authority nor by any other third party by formal proceeding, and none of such approvals or consents shall be subject to any terms or conditions that are unreasonable or unduly burdensome in the opinion of the party hereto which is obliged to discharge or comply with such term or condition, and all applicable regulatory waiting periods have expired. It is understood that if any contest as aforesaid is brought by formal proceedings, BOKF may, but shall not be obligated to, answer and defend such contest.

   Section 8.2. Documents. Each party hereto shall have received all documents required to be received from the other party on or prior to the Closing Date, including those set forth in Section 9.3 hereof, all in form and substance reasonably satisfactory to the receiving party.

   Section 8.3. Litigation. No action or proceeding shall have been taken, threatened, or instituted or be pending, and no statute, rule, regulation, or order shall have been promulgated, enacted, entered, enforced, or deemed applicable to the acquisition by any governmental authority or by any court, including the entry of a preliminary or permanent injunction, that would (a) make the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby, illegal, invalid, or unenforceable, (b) impose material limits in the ability of any party to this Agreement to consummate the Agreement or the transactions contemplated hereby, or (c) subject CNBT or the Bank or any officer, director, shareholder, or employee thereof to criminal or civil liability.

   Section 8.4. Employee Severance Agreements. All Employee Severance Agreements between employees and CNBT, Delaware, and/or Bank shall have been amended (which amendment CNBT shall use reasonable efforts to obtain) in a manner approved by BOKF (provided such approval is not unreasonably denied, withheld, or delayed), including the subparagraph (1) of the definition of Good Reason.

                                   ARTICLE IX

                                    Closing

   Section 9.1. Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place at the main offices of Bank at 10:00 a.m. Houston time on the Closing Date described in
Section 9.2, unless another date or place is agreed to in writing by the parties hereto.

   Section 9.2. Closing Date; Effective Time. The Closing shall take place on a date (the "Closing Date") mutually agreeable to BOKF and CNBT, which date shall be the later of ten (10) days after the receipt of all necessary regulatory, corporate, and other approvals and the expiration of any mandatory waiting periods and a mutually agreeable date on or after January 3, 2001 and on or prior to January 11, 2001, provided, however, that the Closing Date shall not occur later than January 30, 2001. Subject to the terms and conditions set forth herein, including receipt of all regulatory approvals, the Merger shall be effective upon the later of the filing of, or the date and time specified in, the Certificate of Merger relating to the Merger and filed with the Secretary of State of the State of Texas (the "Effective Time"), and the parties shall use their best efforts to cause the Effective Time to occur on the Closing Date.

   Section 9.3. Closing Deliveries.

   (a) At the Closing, CNBT shall deliver to BOKF and BOKSub:

     (i) a certified copy of the Articles of Incorporation, Certificate of Incorporation, or Articles of Association of CNBT, Delaware, and the Bank;

     (ii) a certificate, signed by an appropriate officer of CNBT, acting solely in his capacity as an officer of CNBT, stating that (A) each of the representations and warranties contained in Article II is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Article VII have been satisfied or waived as provided therein;

     (iii) a certified copy of the resolutions of CNBT's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

     (iv) good standing and existence certificates, dated a recent date, duly certifying the existence and good standing of CNBT in Texas Delaware in Delaware, and Bank with the OCC;

     (v) executed employment agreements for B. Ralph Williams in substantially the form as attached hereto as Exhibit "A";

     (vii) an opinion of the accounting firm of Mann, Frankfort, Stein & Lipp P.C., or another accounting firm mutually agreed to by CNBT and BOKF, in a form reasonably acceptable to BOKF, opining that no payment, of which such accounting firm has knowledge, to any employee of CNBT, Delaware, or the Bank is an excess parachute payment within the meaning of Section 280G of the Code; and,

     (viii) a resolution of the Board of Directors of CNBT approving the merger of CNBT's profit sharing plan into the defined contribution plan of BOKF.

   (b) At the Closing, BOKF shall deliver to CNBT:

     (i) certified copies of the Articles of Incorporation of BOKF and BOKSub;

     (ii) a certificate signed by an appropriate officer of BOKF and BOKSub stating that (A) each of the representations and warranties contained in
  Article III and IV is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties have been made at Closing and (B) all of the conditions set forth in Article VI have been satisfied;

     (iii) a certified copy of the resolutions of BOKF's Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

     (iv) a certified copy of the resolutions of BOKSub's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated hereby;

     (v) good standing and existence certificates, dated a recent date, duly certifying the existence and good standing of BOKSub in Texas;

     (vi) executed employment agreements for B. Ralph Williams in substantially the form as attached hereto as Exhibit "A"; and

     (viii) evidence of the approval of all regulatory authorities required for the consummation of the Merger and the transactions contemplated by this Agreement.

                                   ARTICLE X

                                  Termination

   Section 10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time by:

   (a) The mutual consent of the respective Boards of Directors of BOKF and CNBT;

   (b) BOKF if the conditions set forth in Article VI hereof shall not have been met;

   (c) CNBT if the conditions set forth in Article VII hereof shall not have been met;

   (d) BOKF if the conditions set forth in Article VIII hereof shall not have been met through no fault of, or reason attributable to, BOKF;

   (e) CNBT if the conditions set forth in Article VIII hereof shall not have been met through no fault of, or reason attributable to, CNBT, Delaware, or the Bank;

   (f) CNBT if (i) CNBT receives an offer from a third party (excluding any affiliate of CNBT or any group of which any affiliate of CNBT is a member) with respect to an Acquisition Proposal, and (ii) the board of directors of CNBT determines, in good faith and after consultation with an independent financial advisor, that such proposal constitutes a Superior Proposal and resolves to accept such a Superior Proposal, and (iii) CNBT shall have given BOKF two (2) days' prior written notice of its intention to terminate pursuant to this provision;

   (g) BOKF if the board of directors of CNBT shall have resolved to accept a Superior Proposal; or

   (h) CNBT in the event the Closing has not occurred by January 30, 2001 , or such other date as the parties hereto agree in writing.

   Any party desiring to terminate this Agreement pursuant to any of the foregoing provisions shall give notice of such termination to the other party in accordance with Section 12.2 hereof.

   Section 10.2. Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 10.1 hereof, no party to this Agreement shall have any further liability or obligation in respect of this Agreement; provided, however, that the confidentiality provisions of Section 5.1, above, shall survive termination. Any such termination that occurs as a result of a breach of a representation or warranty made in this Agreement that, at the time made, was not known to the party making such representation to be untrue, or any such termination that through no fault of any of the parties to this

Agreement shall be without liability to any of the parties hereto, but if such termination results from the willful misrepresentation of a party or the wilful failure of a party to fulfill a condition to the performance of the obligation of the other party to this Agreement, such party shall be fully liable for any and all damages, costs and expenses (including reasonable attorney's fees) sustained or incurred by the other party or parties as a result of such failure or breach.

   Section 10.3. Waiver and Amendment. Any term or provision of this Agreement, except statutory requirements and requisite approvals of regulatory authorities, may be waived at any time by the party which is entitled to the benefits thereof and this Agreement may be amended or supplemented at any time by the mutual agreement of BOKF, BOKSub, and CNBT through action taken by their respective Boards of Directors.

                                   ARTICLE XI

                              Additional Covenants

   Section 11.1. No Survival. None of the representations, covenants, warranties, and agreements contained in this Agreement shall survive the Closing and the Effective Time except (i) in accordance with Section 11.2 and
(ii) this Agreement shall continue and remain in full force and effect regarding the covenants of BOKF that by their terms are to be performed after the Effective Time (including without limitation the provisions in Section 1.5 concerning payment of the Merger Consideration and Sections 11.2, 11.3, 11.4, and 11.5) for the period of the applicable statute of limitations.

   Section 11.2. Escrow. At the Effective Time, BOKF shall establish an escrow account ( the "Representation Escrow") with the Escrow Agent. The
Representation Escrow shall be governed by an escrow agreement, the form of which is attached hereto as "Exhibit B" (the "Representation Escrow Agreement"), which shall provide as follows:

   (a) At the Effective Time, BOKF shall deposit the principal amount of $1,000,000 into the Representation Escrow, which, together with (i) all interest earned thereon, but reduced by (ii) any Representation Allowed Escrow Claim (as hereafter defined) is referred to herein as the "Representation Escrow Funds".

   (b) The Representation Escrow Funds shall be invested in a certificate of deposit at the Bank maturing one year from date, at the rate and on the terms and conditions generally offered by Bank for certificates of deposit of comparable size and duration, and upon maturity as necessary, in three-month certificates of deposit at Bank at the rates and on terms and conditions generally offered by the Bank for certificates of comparable size and duration at each renewal date, provided that any penalty for early withdrawal of such funds will either be waived by Bank or borne by BOKF.

   (c) The representations, warranties, covenants and agreements of CNBT contained in this Agreement shall survive the Closing, and BOKF shall be indemnified and held harmless from any and all losses, arising from any breach by CNBT of any such representations, warranties, covenants, and agreements (collectively, "Losses"), provided that (i) written notice of such Losses must be given to CNBT on or before March 31, 2002, (ii) the sole remedy available to BOKF for Losses shall be limited solely to a claim against the Representation Escrow Funds, (iii) all payments, if any, to be made in respect of any Losses shall be made solely from the Representation Escrow Funds, (iv) the CNBT shareholders shall have no obligations or liability for any such losses except to the extent of the Representation Escrow Funds, and (v) no claim shall be made for any Losses unless and until the aggregate amount of all Losses shall exceed $25,000.

   (d) In the event BOKF makes no claim for any Losses on or before March 31, 2002, the Representation Escrow Agreement shall terminate and the Escrow Agent shall, on or before April 15, 2002, distribute the Representation Escrow Funds on a pro rata basis to the holders of the CNBT Common as of the Effective Time.

   (e) In the event BOKF makes a claim for Losses on or before March 31, 2002, the Escrow Agent shall (i) on or before April 15, 2002, distribute on a pro rata basis to the holders of the CNBT Common as of the Effective Time an amount equal to the Representation Escrow Funds less the amount of all Losses claimed by BOKF, and (ii) continue to hold and invest the remaining Representation Escrow Funds until such claim is resolved by (i) the mutual agreement of a majority of the Agents (as defined below) and BOKF, or (ii) a final adjudication determining the merits of the BOKF claim, at which time the Representation Escrow Agreement shall terminate, the Escrow Agent shall pay the claim of BOKF as mutually agreed or finally adjudicated (an "Representation Escrow Allowed Claim"), and the Escrow Agent shall distribute any remaining Escrow Funds on a pro rata basis to the holders of the CNBT Common as of the Effective Time.

   (f) The rights of the holders of the CNBT Common in the Representation Escrow and the Representation Escrow Funds shall not be assignable or transferable except by operation of law or by intestacy and will not be evidenced by any certificate or other interest.

   (g) The persons who are members of the Board of Directors of CNBT immediately prior to the Closing shall collectively serve as agents, acting by majority vote in the same manner as a board of directors acting under the TCBA, for the holders of the CNBT Common as of the Effective Time and shall have full authority to act for and on behalf thereof in the administration of the provisions of this Section (the "Agents"). The actions of the Agents shall be deemed actions taken by them as members of the Board of Directors of CNBT prior to the Closing.

   (h) BOKF shall pay the fees and costs of the Escrow Agent with respect to the Representation Escrow.

   Section 11.3. Indemnification; Insurance.

   (a) From and after the Effective Time, BOKF (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer, and employee of CNBT and the Bank determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonably attorneys' fees), judgments, fines, losses, claims, damages, or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding, or investigation, whether civil or criminal, administrative, or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent to which such Indemnified Parties were entitled under the Articles of Incorporation, Certificate of Incorporation, Articles of Association and Bylaws of CNBT, Delaware, and the Bank.

   (b) Any Indemnified Party wishing to claim indemnification under this section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective
Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

   (c) BOKF shall maintain its existing policy of directors and officers liability insurance (or comparable coverage) for a period of not less than three years after the Effective Time; which policy shall be amended, however, to include the directors and officers of CNBT, Delaware, and the Bank, and which shall be a "claims made" policy providing coverage for (among other things) acts or omissions occurring prior to the Effective Time.

   (d) In the event that BOKF or any of its respective successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Agreement, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

   Section 11.4. BOT Director Position. As soon as practicable after the Effective Time, BOKF shall cause (pursuant to a voting agreement with its controlling shareholder or otherwise) the Chief Executive Officer of the Bank to be elected as a member of the Board of Directors of BOT. BOKF shall continue to cause such person to be nominated and elected as a director of BOT for a period of two years after the Effective Time. If for any reason such person cannot or will not serve as a director of BOKF, BOKF and the board of directors of CNBT shall mutually agree to designate another person who was on the Board of Directors of CNBT as of the Effective Time to fill such position for such period of time.

   Section 11.5. Severance Plan. Prior to the Closing Date, the Bank will enter into a severance policy providing for the payment to any employee who is involuntarily dismissed within the first 180 days after the Closing Date, an amount equal to the greater of (a) one week's pay for each year of service or portion thereof by such employee or (b) two weeks' pay, and BOKF will honor such policy after the Closing with respect to the employees of the Bank as of the Closing Date.

   Section 11.6. Employee Benefits. BOKF presently intends that, after the Merger, BOKF and CNBT will not make additional contributions to the employee benefit plans of CNBT. Each employee of CNBT or any direct or indirect subsidiary of CNBT who remains an employee of CNBT or BOKF or any direct or indirect subsidiary of CNBT or BOKF immediately after the Effective Time (the "Continuing Employees") will be entitled to participate in the employee benefit plans and programs maintained for employees of BOKF and its affiliates, in accordance with the respective terms of such plans and programs, and BOKF shall take all actions necessary or appropriate to facilitate coverage of the Continuing Employees in such plans and programs from and after the Closing Date, subject to the following:

   (a) Each Continuing Employee will be entitled to credit for prior service with CNBT for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than those described in subsection(b) below and any stock option plans) sponsored by BOKF or its affiliates. Any preexisting condition exclusion applicable to such plans and programs shall be waived with respect to any Continuing Employee. For purposes of determining each Continuing Employee's benefit for the year in which the Merger occurs under the BOKF vacation program, any vacation taken by a Continuing Employee preceding the Closing Date for the year in which the Merger occurs will be deducted from the total BOKF vacation benefit available to such employee for such year.

   (b) Each Continuing Employee shall be entitled to credit for past service with CNBT or any of its direct or indirect subsidiaries for the purpose of satisfying any eligibility or vesting periods applicable to the BOKF employee pension benefit plans that are subject to Section 401(a) and 501(a) of the Code. Notwithstanding the foregoing, BOKF shall not grant any prior years of service credit to employees of CNBT, with respect to any defined benefit plans sponsored (or contributed to) by BOKF; instead, Continuing Employees shall be treated as newly hired employees of BOKF as of the date following the Closing Date for purposes of determining eligibility, vesting and benefit accruals thereunder.

                                  ARTICLE XII

                                 Miscellaneous

   Section 12.1. Entire Agreement. This Agreement contains the entire agreement among BOKF, BOKSub, and CNBT with respect to the Merger, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.

   Section 12.2. Brokers. CNBT represents and warrants that except for Alex Shesunoff & Co. Investment Banking, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CNBT and that the total of the compensation payable to Alex Shesunoff & Co. not reflected in the Financial Statements and to the entity providing the fairness opinion described in
Section 7.5 shall not exceed $600,000.

   Section 12.3. Notices. All notices or other communications that are required or permitted hereunder shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three
(3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

   If to BOKF or BOKSub:

     BOK Financial Corporation
     P.O. Box 2300
     Tulsa, OK 79192
     Attention: Mr. James F. Ulrich
     Telecopy No.: (918) 588-6853

     and

     Bank of Texas, N.A.
     5956 Sherry Lane, Suite 1800
     Dallas, Texas 75225
     Attention: Mr. C. Fred Ball, Jr., President
     Telecopy No.: (214) 987-8891

     With a Copy To:

     Frederic Dorwart, Lawyers
     Old City Hall
     124 East Fourth Street
     Tulsa, OK 74103-5010
     Attention: Frederic Dorwart, Esq.
     Telecopy No.: (918) 583-8251

     If to CNBT:

     CNBT Bancshares, Inc.
     5320 Bellaire Boulevard
     Bellaire, TX 77401

     Attention B. Ralph Williams, President
     Telecopy No.: (713) 661-5539

     With a Copy To:

     Thompson Knight Brown Parker & Leahy LLP
     1200 Smith Street, Suite 3600
     Houston, Texas 77002
     Attention: John T. Unger
     Telecopy No.: 713-654-1871

   Section 12.4. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof, including any facsimile copy thereof, shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

   Section 12.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

   Section 12.6. Venue. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS SHALL BE LITIGATED IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS, AND EACH PARTY HERETO HEREBY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT IN ACCORDANCE WITH THIS SECTION.

   Section 12.7. Additional Documentation. As soon as practicable after the Effective Time, the parties hereto shall execute and file such documents and take such other actions as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

   Section 12.8. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those to which it is held invalid and unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

   Section 12.9. Expenses.

   (a) Each party shall bear and pay for all of its own costs and expenses incurred in connection with this Agreement or the Merger, including respective fees and expenses of financial consultants, accountants and counsel.

   (b) CNBT hereby agrees to , and shall, pay to BOKF $5,000,000 in funds immediately available in Dallas, Texas not later than the second Business Day following termination of this Agreement, (i) if CNBT terminates this Agreement pursuant to clause (f) of Section 10.1, (ii) if BOKF terminates this Agreement pursuant to clause (d) of Section 10.1 due to CNBT's breach of Section 6.2 , or
(iii) BOKF terminates this Agreement pursuant to clause (g) of Section 10.1.

   (c) BOKF hereby agrees to, and shall, pay to CNBT $5,000,000 in funds immediately available in Houston, Texas not later than the second Business Day following termination of this Agreement if CNBT terminates this Agreement pursuant to clause (e) of Section 10.1 solely due to BOKF's breach of Section 7.2.

   Section 12.10. Exhibits. The exhibits and schedules attached to this agreement, together with all documents incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point in which the reference is made. Items disclosed on any Exhibit or Schedule to this Agreement shall be deemed to be disclosed on all Exhibits or Schedules hereto and the failure of CNBT to list any item on one or more Exhibits or Schedules shall not give rise to a claim by BOKF or BOKSub.

   Section 12.11. Costs of Litigation. In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

   IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                          BOK FINANCIAL CORPORATION

                                                  /s/  James Ulrich
                                          By:__________________________________
                                           James Ulrich, Senior Vice President

                                          BOKF MERGER CORPORATION NUMBER TEN

                                                  /s/  James Ulrich
                                          By:__________________________________
                                           James Ulrich, Senior Vice President

                                          CNBT BANCSHARES, INC.

                                               /s/  B. Ralph Williams
                                          By:__________________________________
                                              B. Ralph Williams, President

                                                                      APPENDIX B

                             ALEX SHESHUNOFF & CO.
                               INVESTMENT BANKING

                                August 28, 2000

Board of Directors
CNBT Bancshares, Inc.
5320 Bellaire Blvd.
Bellaire, Texas 77401-3951

Members of the Board:

   You have requested that we update our oral opinion given to you on July 27, 2000 as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of CNBT Bancshares, Inc. ("CNBT") of the Merger Consideration to be received in the proposed merger between CNBT and BOK Financial Corporation, Tulsa, Oklahoma (the "Corporation"). Pursuant to an Agreement and Plan of Merger dated August 18, 2000 (the "Merger Agreement"), the Corporation has agreed to pay $92,000,000 in cash (the "Merger Consideration") for all of the outstanding shares of CNBT common stock. One million dollars of the Merger Consideration will be held in escrow according to terms set out in the Merger Agreement. Pursuant to the Merger Agreement, CNBT will be merged with and into BOK Merger Corporation Number Ten, a subsidiary of the Corporation (the "Merger").

   Alex Sheshunoff & Co. Investment Banking, LP ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes.

   In connection with our opinion, we, among other things:

    1. Reviewed the Merger Agreement;

    2. Evaluated CNBT's consolidated results based upon a review of its annual financial statements for the three-year period ending December 31, 1999 and the year-to-date period ending June 30, 2000;

    3. Reviewed the 10-K for the period ending December 31, 1999 and the 10-Q for the period ending June 30, 2000 for CNBT;

    4. Reviewed Call Report information as of June 30, 2000 for CNBT;

    5. Conducted conversations with executive management regarding recent and projected financial performance of CNBT;

    6. Compared CNBT's recent operating results with those of certain other banks in Texas which have recently been acquired;

    7. Compared CNBT's recent operating results with those of certain other banks located in the United States which have recently been acquired;

    8. Compared the pricing multiples for CNBT in the Merger to those of certain other banks in Texas which have recently been acquired;

    9. Compared the pricing multiples for CNBT in the Merger to those of certain other banks located in the United States which have recently been acquired;

            98 San Jacinto Boulevard Suite 1925 Austin, Texas 78701
                      Phone 512-479-8200 Fax 512-472- 8953

CNBT Bancshares, Inc.
August 28, 2000
Page 2


    10. Analyzed the net present value of the after-tax cash flows CNBT could produce through the year 2004, based on assumptions provided by management;

    11. Reviewed the recent stock price and trading volume of CNBT;

    12. Performed such other analyses as we deemed appropriate.

   We assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by CNBT for the purposes of this opinion. In addition, where appropriate, we relied upon publicly available information that we believe to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

   We did not make an independent evaluation of the assets or liabilities of CNBT or the Corporation, nor were we furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

   We assumed that all required regulatory approvals will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger or the Corporation's operations following the Merger.

   Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

   Our opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of CNBT common stock. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the Merger or the Merger Agreement. It is understood that this letter is for the information of the Board of Directors of CNBT and may not be used for any other purpose without our prior written consent.

   Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the CNBT stockholders pursuant to the Merger is fair, from a financial point of view.

                                          Very truly yours,

                                          ALEX SHESHUNOFF & CO.
                                          INVESTMENT BANKING, LP

                                                                     APPENDIX C

                         STATUTORY DISSENTERS' RIGHTS

   The following is the text of the applicable provisions of the Texas Business Corporation Act that set forth the rights of CNBT stockholders to dissent from the merger.

Article 5.11. Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

   A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of the Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Omitted

     (3) Omitted

   B. Omitted

Article 5.12. Procedure for Dissent by Shareholders as to Said Corporate
Actions

   A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) Omitted

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

   B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the stockholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

   C. After the hearing of the petition, the court shall determine the stockholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

   D. The appraisers shall determine the fair value of the shares of the stockholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the stockholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the stockholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

   E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

   F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

   G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Article 5.13. Provisions Affecting Remedies of Dissenting Shareholders

   A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

   B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment for the fair value thereof.

   C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to
Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                             CNBT BANCSHARES, INC.

                            5320 Bellaire Boulevard
                             Bellaire, Texas 77401

     This Proxy is solicited on behalf of the Board of Directors of CNBT Bancshares, Inc. (the "Company") for the Special Meeting of Stockholders on November 9, 2000.

     The undersigned hereby constitutes and appoints B. Ralph Williams or Frank
G. Cook, or either of them, with full power of substitution and revocation to each, the true and lawful attorneys and proxies of the undersigned at the Special Meeting of Stockholders of CNBT Bancshares, Inc. to be held on November 9, 2000, at 3:00 p.m. local time, at 5320 Bellaire Boulevard,
Bellaire, Texas 77401, or any adjournment thereof (the "Special Meeting") and to vote the shares of Common Stock, $1.00 par value per share, of the Company ("Shares"), standing in the name of the undersigned on the books of the Company on October 10, 2000, the record date for the Special Meeting, with all powers the undersigned would possess if personally present at the Special Meeting.

     The undersigned hereby acknowledges previous receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement and hereby revokes any proxy or proxies heretofore given by the undersigned.

_______________________________________________________________________________
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR SAID PROPOSAL.

1. Approval of the merger agreement dated as of August 18, 2000, among CNBT Bancshares, Inc., BOK Financial Corporation, and BOKF Merger Corporation Number Ten, pursuant to which BOKF Merger Corporation Number Ten will be merged with and into CNBT and CNBT will become a wholly-owned subsidiary of BOK Financial and each outstanding share of CNBT common stock will be converted into the right to receive up to approximately $18.22 in cash:

     FOR __________   AGAINST ___________  ABSTAIN ___________

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

     FOR __________   AGAINST ___________  ABSTAIN ___________

                              Please sign exactly as name appears hereon. When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized persons.

                              Date_____________________________________

                              Signature _________________________________

                              Signature _________________________________